Filed Pursuant to Rule 424(b)(2)
Registration No. 333-178960

PROSPECTUS SUPPLEMENT (To Prospectus dated January 11, 2012)

Index Supplement

Debt Securities and Warrants

Linked to an Index or a Basket of Indices

UBS AG may offer and sell from time to time certain debt securities and warrants (collectively, the “Securities”), as part of our Medium-Term Notes, Series A, linked to an index or a basket of indices. Prospectus supplements that we may file with the SEC from time to time, which we may refer to as the “product supplements”, describe some of the general terms that apply to the Securities and the general manner in which they may be offered. This prospectus supplement, which we refer to as an “index supplement”, describes some of the potential indices to which the Securities may be linked, as well as related matter concerning the relationship, if any, between UBS AG and the sponsors or publishers of each such index. The specific terms of any Securities that we offer will be described for each particular offering of Securities in a separate prospectus supplement, which we may refer to as a “pricing supplement”. A pricing supplement will describe the specific terms of the Securities, including the name of the underlying index or indices comprising the weighted basket of indices to which the return on the Securities is linked and any additions or changes to the terms specified in the product supplement relating to the Securities or the descriptions of the relevant index or indices set forth in this index supplement. If there is any inconsistency between the terms described in an applicable pricing supplement and those described in this index supplement, the terms described in the applicable pricing supplement will be controlling.

This index supplement describes only select indices to which the Securities may be linked. We do not guarantee that we will offer Securities linked to any of the indices described herein. In addition, we may in the future offer Securities linked to an index that is not described herein. In such an event, we will describe any such additional index in an applicable pricing supplement.

Issuer:	UBS AG

Potential Underlying Indices:	U.S. Indices	Non-U.S. Indices

Dow Jones Industrial Average® Index

Nasdaq-100® Index

Russell 2000® Index

S&P 500® Index

Commodity Indices

Dow Jones-UBS Commodity IndexSM

The UBS Bloomberg Constant
Maturity Commodity Index (CMCI) Excess Return

Rogers International Commodity Index® Excess ReturnSM

NYSE Arca Hong Kong 30 Index

EURO STOXX 50® Index

FTSETM 100 Index

FTSE China 25 IndexTM

Hang Seng China Enterprises Index

KOSPI 200 Index

MSCI-EAFE® Index

MSCI® Emerging Markets IndexSM

Nikkei® 225 Index

S&P/ASX 200® Index

Swiss Market Index (SMI)®

See “Risk Factors” in the applicable product supplement and pricing supplement for risks related to an investment in any series of the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated January 24, 2012

ADDITIONAL INFORMATION ABOUT THE SECURITIES

You should read this index supplement together with the prospectus dated January 11, 2012, relating to our Medium-Term Notes, Series A, of which the Securities are a part, and any applicable prospectus supplement, including any product supplement or any pricing supplement that we may file with the SEC from time to time, which contains a description of the terms of particular categories of Securities or the specific terms of your Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Other than the above website containing the prospectus dated January 11, 2012, the information on any other website that is referred to in this index supplement is not and will not be deemed to be part of this index supplement. Our Central Index Key, or CIK, on the SEC website is 0001114446.

Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

Index Supplement Summary

This index supplement describes some of the potential indices to which the Securities may be linked and the relationship, if any, between UBS AG and the sponsors or publishers of each such index. If there is any inconsistency between the terms described in an applicable pricing supplement and those described in this index supplement, the terms described in the applicable pricing supplement will be controlling. Any free writing prospectus in relation to one or more offerings of Securities should also be read in connection with this index supplement, the applicable product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this index supplement, when we refer to the “Securities”, we mean the debt securities and warrants that may be offered by UBS from time to time. Also, references to the “accompanying prospectus” mean the prospectus, dated January 11, 2012, of UBS and references to “applicable product supplement” refer to any prospectus supplement that we may file from time to time relating to a particular category of the Securities. References to the “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Securities.

Specific Terms Will Be Described in Applicable Pricing Supplements

The applicable product supplement describes some of the general terms that apply to each category of Securities and the general manner in which they may be offered. UBS may also prepare one or more free writing prospectuses that describe particular issuances of Securities. The specific terms for your Securities will be described in a separate prospectus supplement, which we refer to as a “pricing supplement”. A pricing supplement will describe the specific terms of your Securities, including the name of the underlying index or indices comprising the weighted basket of indices to which the return on the Securities is linked and any additions or changes to the terms specified in the applicable product supplement or the descriptions of the relevant index or indices set forth in this index supplement. Any applicable pricing supplement and any free writing prospectus should be read in connection with this index supplement, the applicable product supplement and the accompanying prospectus.

Licenses

Unless otherwise specified in the applicable pricing supplement, UBS has contracted with the sponsor or publisher of the index to which your Securities may be linked for the rights to use such index and certain associated trademarks or service marks for such index. UBS generally obtains these licenses either on an individual basis for a particular offering of Securities or for a term of years. Although UBS anticipates that it will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

Underlying Indices And Underlying Index Publishers

U.S. Indices

Dow Jones Industrial Average® Index

The Dow Jones Industrial Average (the “DJIA Index”) is a benchmark of performance for leading companies in the U.S. stock market. The DJIA Index consists of 30 “blue-chip” U.S. stocks, although this has not always been the case. The number of stocks in the DJIA Index was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since.

While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average. The DJIA Index serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks.

The DJIA Index is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. The DJIA is reviewed at least once annually, but composition changes are rare for the sake of continuity. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component.

The DJIA Index is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA Index is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA Index, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, stock splits and other corporate actions. The current divisor of the DJIA Index is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA Index, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the return on your investment.

The level of the DJIA Index is the sum of the primary exchange prices of each of the 30 component stocks included in the DJIA Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the DJIA Index. Because the DJIA Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the DJIA Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the DJIA Index. The current divisor of the DJIA Index is published daily in the WSJ and other publications. In addition, other statistics based on the DJIA Index may be found in a variety of publicly available sources.

The current formula used to calculate divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (1) the divisor on the current trading session times (2) the quotient of (a) the sum of the adjusted (for stock dividends, splits, spin-offs and other applicable corporate actions) closing prices of the DJIA Index components on the current trading session and (b) the sum of the unadjusted closing prices of the DJIA Index components on the current trading session.

We have derived all information regarding the DJIA Index contained in this index supplement from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. (“Dow Jones”). Dow Jones owns the copyright and all other rights to the DJIA Index. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the DJIA Index. We do not assume

Dow Jones Industrial Average® Index

any responsibility for the accuracy or completeness of such information. Historical performance of the DJIA Index is not an indication of future performance. Future performance of the DJIA Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones, which grants us a license in exchange for a fee to use the DJIA Index in connection with the issuance of certain securities, including the Securities.

“Dow Jones” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones and have been licensed for use for certain purposes by UBS.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. Dow Jones’ only relationship to UBS is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by Dow Jones without regard to UBS or the Securities. Dow Jones has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Securities.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND UBS.

NASDAQ-100® Index

The Nasdaq-100® (the “Nasdaq Index”) Index includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® based on market capitalization. The Nasdaq Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology. It does not contain securities of financial companies, including investment companies. The Nasdaq Index was first published in January 1985. Current information regarding the market level of the Nasdaq Index is available from The Nasdaq OMX Group, Inc. and its affiliates (collectively referred to herein as the “Corporations”) and from numerous market information services. The level of the Nasdaq Index is determined, comprised and calculated by the Corporations without regard to any Securities linked to the Nasdaq Index.

The Nasdaq Index is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, the Corporations will review the composition of the Nasdaq Index on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

To be eligible for initial inclusion in the Nasdaq Index, a security must be listed on the Nasdaq Stock Market® and meet the following criteria:

(a)

the security’s U.S. listing must be exclusively on the Nasdaq National Market® (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

(b)	the security must be of a non-financial company;

(c)	the security may not be issued by an issuer currently in bankruptcy proceedings;

(d)	the security must have average daily trading volume of at least 200,000 shares;

(e)	if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

(f)	only one class of security per issuer is allowed;

(g)	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Nasdaq Index eligible;

(h)	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

(i)

the issuer of the security must have “seasoned” on Nasdaq National Market® or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years); and

(j)	if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq Index by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

To be eligible for continued inclusion in the Nasdaq Index, besides meeting the criteria (a), (b), (c), (d), (e), (h) above, the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the Nasdaq Index effective after the close of trading on the third Friday of the following month.

NASDAQ-100® Index

Except under extraordinary circumstances that may result in an interim evaluation, Nasdaq Index composition is reviewed on an annual basis (“Ranking Review”). Securities listed on The Nasdaq Stock Market® which meet the applicable eligibility criteria are ranked by market value. Index-eligible securities which are already in the Nasdaq Index and which are ranked in the top 100 eligible securities (based on market value) are retained in the Nasdaq Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq Index-eligible securities not currently in the Nasdaq Index that have the largest market capitalization. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December.

In addition to the Ranking Review, the securities in the Nasdaq Index are monitored every day by the Corporations with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. The Corporations have adopted the following weight adjustment procedures with respect to such changes. Changes in total shares outstanding arising from stock splits, stock dividends or spin-offs are generally made to the Nasdaq Index on the evening prior to the effective date of such corporate action. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 5.0%, the change will be made as soon as practicable, normally within 10 days of such action. Otherwise, if the change in total shares outstanding is less than 5%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq Index share weights for such securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities.

All information in this index supplement regarding the Nasdaq Index is derived from publicly available information. Such information reflects the policies of, and is subject to change by the Corporations. The Corporations own the copyright and all other rights to the Nasdaq Index. The Corporations have no obligation to continue to publish, and may discontinue publication of, the Nasdaq Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Nasdaq Index is not an indication of future performance. Future performance of the Nasdaq Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with The Nasdaq OMX Group, Inc., which grants us a license in exchange for a fee to use the Nasdaq-100 Index® in connection with the issuance of certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by the Corporations. The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to UBS AG (“Licensee”) is in the licensing of the Nasdaq-100® , Nasdaq-100 Index® , and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by the Corporations without regard to Licensee or the Securities. The Corporations have no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Nasdaq-100 Index® . The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE

NASDAQ-100® Index

SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Russell 2000® Index

The Russell 2000® Index (the “Russell Index”) is an index calculated, published, and disseminated real-time by the Russell Investments (the “Russell Index Sponsor”), and measures the composite price performance of stocks of approximately 2,000 companies, each of which is (1) either (i) incorporated in the United States or one of its territories or (ii) incorporated in Anguilla, Antigua, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Former Netherlands Antilles, Turks and Caicos Islands (each, a “benefit-driven incorporation country” or “BDI Country”), and (2) either (i) its primary headquarters is in the United States or (ii) its primary headquarters is in a BDI Country and the exchange with the most trading volume of local shares is in the United States (the companies meeting the requirements of (1) and (2), “U.S.-Based Companies”). All 2,000 stocks form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S.-Based Companies as determined by market capitalization. The Russell Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell Index is designed to track the performance of the small capitalization segment of the U.S. equity market. Both the Russell Index and the Russell 3000® Index are subsets of the Russell 3000E® Index, which is composed of the 4,000 largest U.S. Based Companies as determined by market capitalization and represents approximately 99.00% of the U.S. equity market.

Stocks Included in the Russell 2000® Index

Only common stocks of U.S.-Based Companies are eligible for inclusion in the Russell 3000® Index and the Russell Index. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts also are excluded from the Russell Index. In addition, companies structured as royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition vehicles (SPACs), and limited partnerships also are ineligible for inclusion in the Russell Index. Business development companies, however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the Russell Index, although exceptions to this general rule have been made where the Russell Index Sponsor has determined that each class of securities acts independently of the other. American Depository Receipts are excluded from the Russell Index. Eligible stocks must trade on a major U.S. exchange. Bulletin board, pink sheets and over-the-counter (OTC) traded stocks are excluded from the Russell Index. Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Russell Index. However, if the price of a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00. In addition, companies with only a small portion of their shares available in the market place (5% or less float for small capitalization companies) are ineligible for inclusion in the Russell Index.

From the cost of eligible securities, the primary criterion used to select securities for inclusion in the Russell 3000® Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Based on closing values on the last trading day of May each year, the Russell Index Sponsor reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year (except when the last Friday in June is the 28th, 29th or 30th, in which case reconstitution will occur on the second to last Friday in June), the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.

Computation of the Russell 2000® Index

As a capitalization-weighted index, the Russell Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell Index value is calculated by adding the market values of the Russell Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell Index on the base date of December 31, 1986. To calculate the Russell Index, last sale prices will be used for stocks. If a component stock is not open for trading, the most recently traded price for that stock will be used in

Russell 2000® Index

calculating the Russell Index. In order to provide continuity for the Russell Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Available shares are assumed to be shares available for trading. Adjustments to a company’s total outstanding shares to determine available shares or “free float” are made based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

➢	ESOP or LESOP shares — shares of Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

➢

Corporate cross-owned shares — when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership, and such shares will be adjusted regardless of the percentage held;

➢

Large private and corporate shares — when an individual, a group of individuals acting together, or a corporation not in the index owns shares representing 10.00% or more of the shares outstanding such shares will be adjusted, although institutional holdings (i.e., holdings of investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this adjustment;

➢	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange;

➢	IPO lock ups — shares locked up during an initial public offering (IPO) are not available to the public and will be excluded from the market value at the time the company enters the Russell Index; and

➢

Government holdings — holdings held directly by government (listed as “government of”) are considered unavailable and will be removed entirely form available shares, and shares held indirectly by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10.00%, although any holding by a government pension plan is considered an institutional holding and will not be removed from available shares.

The following summarizes the types of Russell Index maintenance adjustments and indicates whether or not an index adjustment is required.

➢

General rule for corporate action-driven changes — In general, adjustments for corporate action-driven changes are made by the Russell Index Sponsor when an action is final (determined by the Russell Index Sponsor with reference to a variety of public sources) and, depending on the time an action is determined to be final, the Russell Index Sponsor will either apply the action after the close of the current market day (t) or after the close of the following market day (t+1), referred to as a “delayed action.” Stocks removed after the close of the current market day are typically removed at the last traded price.

➢

“No replacement” rule — Securities that leave the Russell Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell Index over a year will fluctuate according to corporate activity.

➢

Mergers and acquisitions — When mergers or acquisitions take place between members of the Russell Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. Cross-ownership and style of surviving entity is determined by a weighted average (by market value) of the cross-ownership and style probabilities of the two previous companies prior to the merger. Market values of t-1 are used for this determination. Special procedures apply to acquisitions or mergers between a member of the Russell Index and a non-member or reverse mergers, and adjustments are made based on a variety of factors, including whether the member is the acquiring or acquired company and, if the acquired company, on whether the transaction results in a publicly traded company that meets all requirements for inclusion in the Russell Index.

Russell 2000® Index

➢

Reincorporations — Members of the Russell Index that are reincorporated in a country other than the United States and its territories or a BDI Country are deleted from the Russell Index. Members of the Russell Global Index reincorporating in the United States or its territories or a BDI country will be added to the Russell 3000E® Index and may be included in the Russell Index if its market capitalization warrants such inclusion.

➢

Reclassifications of share classes (primary vehicles) — Primary vehicles will not be assessed or changed outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

➢

Rights offerings — Rights offered to shareholders are reflected in the Russell Index on the date the offer expires for both non-transferable rights and transferable rights. In both cases, the price is adjusted to account for the value of the right, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

➢

Changes to shares outstanding — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-Russell Index member and other potential changes are updated at the end of the month in which the change is reflected in vendor-supplied updates and are verified by the Russell Index Sponsor via SEC filings. For a change in shares to occur, the cumulative change available to the shares must be greater than 5.00%.

➢

Spin-offs — Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E® Index at the latest reconstitution. If the spun-off company is not large enough to be added to the Russell Index and is not trading on a “when-issued” basis, the Russell Index will recognize the performance of the spin-off during its first day of trading through a synthetic price/performance of the parent company.

➢

Tender offers — A company acquired as the result of a tender offer is removed only when the offer has fully expired and when it is determined by the Russell Index Sponsor that the company will finalize the process with a short-form merger or if 95% of the company’s shares have been tendered. Because this information is typically not available until after the close, the company will be removed at t+1 at the last traded market price, and shares of the acquiring company, if a Russell Index member, will be increased simultaneously at t+1, if applicable.

➢	Delisting — Only companies listed on U.S. exchanges are included in the Russell Index. Therefore, when a company is delisted from a U.S. exchange, the company is removed from the Russell Index.

➢

Bankruptcy and voluntary liquidations — Companies filing for Chapter 7 liquidation bankruptcy or that file any other liquidation plan will be removed from the Russell Index at the time of filing. Companies filing for Chapter 11 reorganization bankruptcy will remain members of the Russell Index, unless the companies are delisted from their primary exchange, in which case normal delisting rules as described above will apply.

➢

Stock distributions — Stock distributions can take two forms: (1) a stated amount of stock on the ex-date, or (2) an undetermined amount of stock based on earning and profits to be distributed at a future date. In both cases, a price adjustment is done on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

➢

Dividends — Gross dividends are included in the daily total return calculation of the Russell Index based on their ex-dates. The ex-date is used rather than the pay-date, because the marketplace price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Special cash dividends are treated the same as regular cash dividends.

➢

Halted securities — Securities that are not presently trading on their primary exchange are not removed from the Russell Index until the time they are actually delisted from the primary exchange. If a security is halted, it

Russell 2000® Index

remains in the Russell Index at the last trade price from the primary exchange until the time the security resumes trading or is officially delisted. If however a stock is halted for a period of 120 days or more the Russell Index Sponsor will review on a case by case basis and if it is determined the stock will not trade again and there is no residual value, the Russell Index Sponsor removes these stocks at zero value.

➢

Quarterly IPO Additions — Eligible companies that have recently completed an initial public offering are added to the Russell Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000E® Index. In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade; (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E® Index as of the latest reconstitution; and (3) meet criteria (1) and (2) during an initial offering period.

Neither we nor any of our affiliates, including the agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Russell Index or any successor index. The Russell Index Sponsor does not guarantee the accuracy or the completeness of the Russell Index or any data included in the Russell Index. The Russell Index Sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Russell Index. The Russell Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Russell Index or the manner in which the Russell Index is applied in determining the amount payable at maturity.

We have derived all information regarding the Russell Index contained in this index supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, the Russell Index Sponsor. The Russell Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Russell Index. We do not assume any responsibility for the accuracy or completeness of any information relating to the Russell Index. Historical performance of the Russell Index is not an indication of future performance. Future performance of the Russell Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with the Russell Index Sponsor providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by the Russell Index Sponsor (including the Russell Index) in connection with certain securities, including the Securities.

The license agreement between us and the Russell Index Sponsor requires that the following language be stated in this index supplement:

The Securities are not sponsored, endorsed, sold, or promoted by the Russell Index Sponsor. The Russell Index Sponsor makes no representation or warranty, expressed or implied, to you or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell Index to track general stock market performance or a segment of the same. The Russell Index Sponsor’s publication of the Russell Index in no way suggests or implies an opinion by the Russell Index Sponsor as to the advisability of investment in any or all of the securities upon which the Russell Index is based. The Russell Index Sponsor’s only relationship to us is the licensing of certain trademarks and trade names of the Russell Index Sponsor and of the Russell Index which is determined, composed, and calculated by the Russell Index Sponsor without regard to us or the Securities. The Russell Index Sponsor is not responsible for and has not reviewed the Securities nor any associated literature or publications and the Russell Index Sponsor makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. The Russell Index Sponsor reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell Index. The Russell Index Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the Securities.

Russell 2000® Index

THE RUSSELL INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN AND THE RUSSELL INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE RUSSELL INDEX SPONSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S&P 500® Index

The S&P 500® Index (the “S&P Index”) is maintained by the S&P Index Committee (the “S&P Index Committee”), a team of S&P’s economists and index analysts who meet on a monthly basis. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of specified classes of common stock of 500 companies (the “S&P Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the “Base Period”). The S&P Index Constituent Stocks do not represent the common stocks of the 500 largest companies listed on the New York Stock Exchange and not all 500 companies whose common stock are included in the S&P Index are listed on the New York Stock Exchange. Stocks are chosen for inclusion in the S&P Index by the S&P Index Committee with the goal of ensuring that the S&P Index is a leading indicator of United States equities (as determined below), reflecting the risk and return characteristics of the broader large cap universe on an ongoing basis.

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), calculates the S&P Index by reference to the prices of the S&P Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the stocks that compose the S&P Index and received the dividends paid on such stocks.

On November 4, 2011, McGraw-Hill, the owner of the S&P Indices business, and CME Group, the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the S&P 500 Index. McGraw-Hill and CME Group expect S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

Stocks Included in the S&P Index

Only common stock of operating companies, real estate investment trusts (excluding mortgage REITs) and business development companies are eligible for inclusion in the S&P Index. The common stock of closed-end funds, holding companies, partnerships, investment vehicles and royalty trusts are not eligible for inclusion in the S&P Index. Further, for the common stock of a company to be eligible for inclusion in the S&P Index it must meet all of the following additional criteria, as determined by the S&P Index Committee in its sole discretion:

➢	Market Capitalization — Unadjusted market capitalization of US $4 billion or more. The ranges are reviewed from time to time by the S&P Index Committee to assure consistency with market conditions.

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Liquidity — Adequate liquidity and reasonable price – the ratio of annual dollar value traded to float adjusted market capitalization should be 1.00 or greater, and the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

➢	Public Float — Public float of at least 50% of the common stock.

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Sector Classification — Contribution to sector balance maintenance, as measured by a comparison of each sector’s weight in an index with its weight in the market, in the relevant market capitalization range.

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Financial Viability — Financial viability as generally measured for four consecutive quarters of positive as-reported earnings. Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

➢	Treatment of Initial Public Offerings — Initial public offerings should be seasoned for at least six to twelve months.

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United States Company — Companies listed must be U.S. companies with the following characteristics: (1) files 10-K annual reports with the SEC and is not considered a foreign entity by the SEC; (2) the U.S. portion of fixed assets and revenues constitutes a plurality of the total, but need not exceed 50% (when these

S&P 500® Index

factors are in conflict, assets determine plurality; revenue determines plurality when there is incomplete asset information); (3) the primary listing of common stock is the NYSE (including NYSE Arca and NYSE Amex), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market (ADRs are not eligible); and (4) the company’s corporate governance structure is consistent with U.S. practice. Where criteria (2) is not met or is ambiguous, a company may still be eligible for inclusion if its primary listing, headquarters, and incorporation are all in the U.S. or certain enumerated offshore locations. Where the only factor suggesting that a company is not a U.S. company is its tax registration in one of the enumerated offshore locations or another location chosen for tax-related reasons, the index sponsor will generally determine that the company is still a U.S. company.

Generally, only one class of common stock of any company is included in the S&P Index. The stock price and total shares outstanding of common stock of a company included in the S&P Index with more than one class of common stock outstanding is usually the most liquid class of common stock of that company as determined by S&P Index Committee in its sole discretion.

Criteria for Removal from the S&P Index

The common stock of a company may be removed from the S&P Index when the S&P Index Committee determines, in its sole discretion, that one of the following criteria is met:

➢	A company involved in a merger, acquisition or significant restructuring no longer meets the inclusion criteria, or

➢	A company substantially violates one more of the criteria for inclusion in the S&P Index, as described above.

Computation of the S&P Index

The calculation of the value of the S&P Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of approximately 500 companies as of a particular time as compared to the aggregate Market Value of the common stocks of approximately 500 similar companies during the Base Period. The “market value” of any index constituent stock is the total float-adjusted market capitalization of such index constituent stock. Where the company has multiple classes of stock the market value calculated by determining the weighted average “investable weight factor” (“IWF”) for the stock by using the proportion of total company market capitalization of each share class as the weights. The result is then reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Index, the shares to be purchased are not significantly larger than the available float for the included class.

The level of the S&P Index is calculated using a base-weighted aggregate methodology: the level of the S&P Index reflects the total Market Value of all the S&P Index Constituent Stocks relative to the Base Period. An indexed number is used to represent the results of this calculation in order make the value easier to work with and track over time. The actual total Market Value of the S&P Index Constituent Stocks in the S&P Index during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P Index is computed by dividing the total Market Value of the level of S&P Index Constituent Stocks by a number called the “S&P Divisor”. By itself, the S&P Divisor is an arbitrary number. However, in the context of the calculation of the level of the S&P Index, it is the only link to the original Base Period value of the S&P Index. Continuity in the S&P Index value is maintained by adjusting the S&P Divisor for certain events as described below.

Changes to the S&P Index are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather changes in response to corporate actions and market developments can be made at any time.

S&P 500® Index

An adjustment to the S&P Divisor is required when any change to any S&P Index Constituent Stocks alters the total market value of the S&P Index while holding stock prices constant. S&P Divisor adjustments are made “after the close” meaning that after the close of trading the closing prices are used to calculate the new S&P Divisor based on whatever changes are being made. The table below summarizes some of the types of maintenance adjustments which require a divisor adjustment:

Type of Corporate Action	Adjustment Factor
Company added / deleted	Net change in market value determines the S&P Divisor adjustment.

Change in Shares Outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.

Stock Split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.

Spin-Off(Only if spun-off company is not being added to the index)	The divisor adjustment reflects the decline in the index market value.

Spin-Off (Only if spun-off company added to S&P Index and another company deleted from S&P Index)	S&P Divisor adjustment reflects deletion of company from S&P Index.

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.

Rights Offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.

Each of the corporate actions in the table above has the effect of altering the market value of an S&P Index Constituent Stock and consequently the aggregate market value of the S&P Index Constituent Stocks. In order that the level of the S&P Index prior to such corporate action, not be affected by the change in market value of the S&P Index Constituent Stocks, a new S&P Divisor is derived as follows:

➢	Market value of the S&P Index Constituent Stocks after the corporate action / New S&P Divisor = Market Value of the S&P Index Constituent Stocks prior to the corporate action.

➢	New S&P Divisor = Market value of the S&P Index Constituent Stocks after the corporate action / Market Value of the S&P Index Constituent Stocks prior to the corporate action.

In cases where there is no achievable market price for a stock being deleted, such stock may be removed from the S&P Index at zero or minimal price at the discretion of the S&P Index Committee, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

A large part of the maintenance of the S&P Index involves adjustments in response to changes in a company’s shares outstanding. The S&P Index Committee follows a 5% rule. Generally, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (such as

S&P 500® Index

those due to stock repurchases, private placements, and other means) are made weekly. Changes of less than 5% of a company’s shares outstanding are accumulated and made quarterly on the third Friday of March, June, September and December, with the exception of an acquisition of another company in the S&P Index which are made as reasonably as possible. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial by the S&P Index Committee, a price adjustment and/or share increase may be implemented immediately.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Securities. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

We have derived all information regarding the S&P Index contained in this index supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P.

We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P Index, and may discontinue publication of the S&P Index.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P Index, in connection with securities, including the Securities. The S&P Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this index supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

S&P 500® Index

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Commodity Indices

Dow Jones-UBS Commodity IndexSM

The following is a description of the Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Commodity Index”), including, without limitation, its make-up, method of calculation and changes in its components. The DJ-UBS Commodity Index is calculated, published, and disseminated by UBS Securities LLC (“UBS”) together with CME Group Index Services LLC (“CME Indexes”). The Index was created by AIG International Inc. (“AIGI”) in 1998 and acquired by UBS Securities LLC (“UBS”) in May 2009, at which time UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement (the “Joint Marketing Agreement”) to jointly market the Index. Dow Jones subsequently assigned all its interests in the Joint Marketing to CME Indexes. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones-UBS Commodity Index Handbook (a document that is considered proprietary to CME Indexes and UBS) and is available to those persons who enter into a license agreement available at http://www.djindexes.com/commodity/?go=handbook). Such information reflects the policies of, and is subject to change by, CME Indexes and UBS. UBS and CME Indexes have not independently verified this information. You, as an investor in the Securities, should make your own investigation into CME Indexes and UBS. CME Indexes and UBS are not involved in the offer of the Securities in any way and have no obligation to consider your interests as a holder of the Securities. CME Indexes and UBS have no obligation to continue to publish the Indices, and may discontinue publication of either DJ-UBS Commodity Index at any time in their sole discretion.

Overview

The DJ-UBS Commodity Index was introduced in July 1998 to provide unique, diversified, economically rational and liquid benchmarks for commodities as an asset class. The DJ-UBS Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “The Commodity Futures Markets” on page IS-22. The commodities included in the DJ-UBS Commodity Index for 2011 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas (RBOB), wheat and zinc.

The DJ-UBS Commodity Index is a proprietary index that CME Indexes and UBS developed and that CME Indexes, in conjunction with UBS, calculates. The methodology for determining the composition and weighting of the DJ-UBS Commodity Index and for calculating its value is subject to modification by CME Indexes and UBS at any time.

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the DJ-UBS Commodity Index, as well as commodities, including commodities included in the DJ-UBS Commodity Index. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the DJ-UBS Commodity Index. Certain of UBS’ affiliates may underwrite or issue other securities or financial instruments indexed to the DJ-UBS Commodity Index and related indices, and UBS and CME Indexes and their affiliates may license the DJ-UBS Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the DJ-UBS Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the DJ-UBS Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying DJ-UBS Commodity Index components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the DJ-UBS Commodity Index, which in turn may affect the value of the DJ-UBS Commodity Index. With respect to any of the activities described above, none of UBS, CME Indexes or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity Index Supervisory and Advisory Committees

CME Indexes and UBS have established the Dow Jones-UBS Commodity Index Supervisory and Advisory Committees to assist them in connection with the operation of the commodity indices published by CME Indexes and UBS, including the DJ-UBS Commodity Index. The Dow Jones-UBS Commodity Index Supervisory and Advisory Committees include prominent members of the financial, academic and legal communities selected by UBS and CME Indexes and meet annually to consider any changes to be made to the indices for the coming year. The committees may also meet at such other times as may be necessary. The Supervisory Committee will make all final decisions relating to the Index, given any advice and recommendations of the Advisory Committee.

As described in more detail below, the DJ-UBS Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJ-UBS Commodity Index are determined each year in June or July by UBS under the supervision of the Dow Jones-UBS Commodity Index Supervisory Committee. Following the Dow Jones-UBS Commodity Index Supervisory and Advisory Committees’ annual meetings in June or July, the annual weightings are publicly announced in July and take effect in January immediately following the announcement.

The Supervisory Committee has a significant degree of discretion in making determinations relating to the Index. The Supervisory Committee may exercise this discretion as it determines to be most appropriate.

Four Main Principles Guiding the Creation of the Dow Jones-UBS Commodity Index

The DJ-UBS Commodity Index was created using the following four main principles:

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Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the DJ-UBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

The DJ-UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJ-UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The DJ-UBS Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

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Diversification. A second major goal of the DJ-UBS Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the DJ-UBS Commodity Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

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Continuity. The third goal of the DJ-UBS Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The DJ-UBS Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the DJ-UBS Commodity Index.

Dow Jones-UBS Commodity IndexSM

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Liquidity. Another goal of the DJ-UBS Commodity Index is to be highly liquid. The explicit inclusion of liquidity as a weighting factor helps to ensure that the indices can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the DJ-UBS Commodity Index and its creators, and there can be no assurance that these goals will be reached by either CME Indexes or UBS.

Composition of the DJ-UBS Commodity Index

Commodities Available for Inclusion in the DJ-UBS Commodity Index

The commodities that have been selected for possible inclusion in the DJ-UBS Commodity Index are believed by CME Indexes and UBS to be sufficiently significant to the world economy to merit consideration for inclusion in the Indices, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”).

With the exception of several London Metal Exchange (“LME”) contracts, where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, UBS selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, UBS selects the most actively traded contract. This process is reviewed by the Supervisory and Advisory Committees. Data concerning this Designated Contract will be used to calculate the DJ-UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The 23 potential commodities that may be included in the DJ-UBS Commodity Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-UBS Commodity Index are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

Determination of Relative Weightings

The relative weightings of the component commodities included in the DJ-UBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in -2/3 and -1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the DJ-UBS Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index (the “Index Commodities”) and their respective percentage weights.

Dow Jones-UBS Commodity IndexSM

Diversification Rules

The DJ-UBS Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the DJ-UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJ-UBS Commodity Index as of January of the applicable year:

➢	No related group of commodities designated as a Commodity Group may constitute more than 33% of the DJ-UBS Commodity Index.

➢	No single commodity may constitute more than 15% of the DJ-UBS Commodity Index.

➢	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJ-UBS Commodity Index.

➢	No single commodity that is in the DJ-UBS Commodity Index may constitute less than 2% of the DJ-UBS Commodity Index.

Following the annual reweighting and rebalancing of the DJ-UBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the DJ-UBS Commodity Index by calculating the new unit weights for each DJ-UBS Commodity Index Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the DJ-UBS Commodity Index, are used to determine a Commodity Index Multiplier (“CIM”) for each DJ-UBS Commodity Index Commodity. This CIM is used to achieve the percentage weightings of the commodities included in the DJ-UBS Commodity Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each DJ-UBS Commodity Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The DJ-UBS Commodity Index is calculated by CME Indexes, in conjunction with UBS, by applying the impact of the changes to the futures prices of commodities included in the DJ-UBS Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Indices is a mathematical process whereby the CIMs for the commodities included in the DJ-UBS Commodity Index are multiplied by the prices in US dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior DJ-UBS Commodity Index level to calculate the current DJ-UBS Commodity Index level. Dow Jones disseminates the DJ-UBS Commodity Index level approximately every fifteen seconds (assuming the DJ-UBS Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes a daily DJ-UBS Commodity Index level at approximately 4:00 p.m. (New York time) on each DJ-UBS Business Day on Reuters page UBSCI1. DJ-UBS Commodity Index levels can also be obtained from the official websites of both Dow Jones and UBS and are also published in The Wall Street Journal.

The DJ-UBS Commodity Index is a Rolling Index

The DJ-UBS Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures

Dow Jones-UBS Commodity IndexSM

contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The DJ-UBS Commodity Index is a “rolling index.”

DJ-UBS Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of an index will be adjusted in the event that UBS determines that any of the following index calculation disruption events exists:

(a)   the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,

(b)   the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement price,

(c)   the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or

(d)   with respect to any futures contract used in the calculation of the DJ-UBS Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

License Agreement

The Dow Jones-UBS Commodity Indexes are a joint product of Down Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexesSM”, and “DJ-UBSCISM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by UBS.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates or CME Indexes. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates or CME Indexes makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the DJ-UBS Commodity Index, which is determined composed and calculated by CME Indexes in conjunction with UBS Securities without regard to UBS or the Securities. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating DJ-UBS Commodity Index. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates or CME Indexes is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates or CME Indexes shall have any obligation or liability, including without limitation to Securities customers, in connection with the administration, marketing or trading of the Securities. Notwithstanding the foregoing, UBS AG, UBS Securities CME Group Inc. and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by UBS, but which may be similar to and competitive with the Securities. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries or affiliates actively trade commodities, commodity indices and commodity futures (including the DJ-UBS Commodity Index and the Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the DJ-UBS Commodity Index and the Securities.

Dow Jones-UBS Commodity IndexSM

This index supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the DJ-UBS Commodity Index components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the DJ-UBS Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in this index supplement regarding the DJ-UBS Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the DJ-UBS Commodity Index components in connect with the Securities. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the DJ-UBS Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. NONE OF UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJ-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OR CME INDEXES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND UBS, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the DJ-UBS Commodity Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Dow Jones-UBS Commodity IndexSM

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the DJ-UBS Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.

UBS Bloomberg Constant Maturity Commodity Index (CMCI)

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) and CMCI Excess Return (the “CMCI Index”), including without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources (for which information we accept responsibility as to correct reproduction but no further or other responsibility (express or implied) regarding such third party information) and (ii) the handbook “UBS Bloomberg CMCI (Constant Maturity Commodity Index): Technical Document” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by, UBS and Bloomberg L.P. (“Bloomberg” and, together with UBS, the “CMCI Index Sponsors”). We accept responsibility as to the correct reproduction of the information described in (ii) above. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the CMCI Index. None of the CMCI Index Committees and/or members of the CMCI Index Committees individually is involved in the offer of the Securities and has no obligation to consider your interests as a holder of the Securities. However, employees of UBS AG, the issuer of the Securities, are members of the CMCI Index Committees and its affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities.

Bloomberg L.P. and Reuters Group PLC (“Reuters”) have no obligation to continue to publish the CMCI Index, and may discontinue publication of the CMCI Index at any time in their sole discretion.

Overview of the CMCI and the CMCI Index

The CMCI Index was introduced in January 2007 to provide an innovative alternative to traditional commodity indices. The CMCI Index is based on the same methodology and contains the same components as the CMCI, which was also introduced in January 2007. Where the CMCI has weightings across commodities, the CMCI Index is weighted across both commodities and maturities. The CMCI Index represents a basket of 27 commodity futures contracts with a series of up to five different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the CMCI Index is based on commodity futures contracts with tenors ranging from three months to three years. The CMCI Index also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the CMCI Index currently include agricultural products, energy products, industrial metals, precious metals and livestock. The exchanges include the New York Mercantile Exchange (including the COMEX division), Chicago Board of Trade, London Metal Exchange, New York Board of Trade, Chicago Mercantile Exchange, ICE Futures and Euronext.Liffe.

The CMCI Index was developed by UBS and Bloomberg. The CMCI Index is calculated and disseminated by UBS approximately every fifteen seconds (assuming the level of the CMCI Index has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily index level for the CMCI Index is published between 4:00 p.m. and 6:00 p.m., New York City time on each trading day. CMCI Index information is available under the symbol “CMCIER” from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI.

The CMCI Index Committees

All decisions related to the CMCI Index are made by the CMCI Governance Committee, which is comprised of eight people: four appointed by each CMCI Index Sponsor. Each CMCI Index Sponsor, in turn, appoints a chairman from the members of the CMCI Governance Committee who serves for a period of six months. Each representative on the CMCI Governance Committee has one vote, with the chairman having an additional vote in the event of a tie. There is also one non-voting member present on the CMCI Governance Committee, whose role it is to provide market color as a result of in-depth commodity market knowledge. The CMCI Governance Committee holds ordinary meetings bi-annually around April and October.

UBS Bloomberg Constant Maturity Commodity Index (CMCI)

The CMCI Governance Committee is advised by the CMCI Advisory Committee, which is comprised of experts including trading, research and structuring representatives, a secretary and a legal advisor. The CMCI Advisory Committee provides relevant market data and recommends appropriate changes to the CMCI Index. The CMCI Advisory Committee may also request special meetings of the CMCI Governance Committee in the case of market emergencies or where the CMCI Advisory Committee feels a special meeting is necessary. Ultimately, the decisions of the CMCI Governance Committee must be reviewed and, if approved, implemented by the CMCI Index Sponsors themselves. In this regard, the CMCI Index Sponsors will each be represented by an appointee who is a board member (or Managing Director) of the relevant CMCI Index Sponsor.

CMCI Index Composition

The Selection Process

In order to be eligible for inclusion in the CMCI Index, a commodity future contract must satisfy certain requirements as described below. Changes in the CMCI Index’s composition, as described herein, are entirely a function of those made to the CMCI by the CMCI Governance Committee. No decision can be made to add or withdraw a CMCI Index component or affect the weight of such component independently from those made with respect to the CMCI.

Generally, when a contract becomes eligible for inclusion in the CMCI Index, and the CMCI Governance Committee believes that such inclusion is appropriate in light of the CMCI Index procedures and objectives, changes in the CMCI Index composition would be reviewed in October and/or April by the CMCI Governance Committee, with changes effected during the following maintenance period of July and/or January.

The CMCI Index’s composition is modified only in rare occasions, in order to maintain liquidity and stability of the CMCI Index, and the composition of the CMCI Index generally will not be changed unless “extraordinary circumstances” in fact occur. Such extraordinary circumstances may include (but are not limited to):

➢	declining or rising trading volumes, instrument delisting or creation (when declining trading volumes are posing a threat to the CMCI stability and tradability),

➢	critical changes in commodity production or consumption patterns,

➢	changes in foreign exchange regimes,

➢	general macroeconomic or political events, and

➢	all types of legal changes, tax rulings and official decisions presenting a threat to CMCI investors and/or CMCI Index Sponsors.

In some special situations likely to affect the CMCI Index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can also declare “force majeure” and can change any parameter of the CMCI Index with immediate effect. The CMCI Index Sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the CMCI Index, the following primary and secondary requirements have to be satisfied:

➢

The “primary requirements” are related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls and availability and accuracy of contract, price and volume data.

UBS Bloomberg Constant Maturity Commodity Index (CMCI)

➢

The “secondary requirements” involve satisfying a series of pure financial thresholds based on liquidity, including, among other things, open interest and market volume. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

CMCI Index Weightings

Initial Weightings

The weighting process for the CMCI Index is designed to reflect the economic significance and market liquidity of each commodity. The CMCI Index Sponsors use a two step approach to determining target weights of the futures contracts in the CMCI Index. First, the CMCI Index Sponsors use regional Consumer Price Indexes (CPI), Producer Price Indexes (PPI) and Gross Domestic Product (GDP) data to produce the Economic Weight (EW) of each of the five sectors of the CMCI Index — the five sectors of the CMCI Index are currently agriculture, livestock, energy, precious metals and industrial metals. Second, the market value of the amount of each commodity that is consumed is used to calculate the individual instrument weight of each commodity, based on such market value as a percentage of the total market value of the consumption of all commodities included in the relevant sector.

Changes in the Weights and/or CMCI Index Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in the CMCI Index bi-annually, in April and October, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the CMCI Index Sponsors.

Continuous Rolling of Contracts

The CMCI Index represents a weighted average of all available CMCI constant maturities (ranging from three months to three years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts. As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the CMCI Index limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the CMCI Index reflects the most liquid contracts.

Rebalancing of the CMCI Index Components

Because of price movements, the weight of each commodity in the CMCI Index will move away from its target weight over time. The weight of each CMCI Index component is therefore rebalanced over the final three business days of each month in order to bring each commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee.

Market Disruption

As noted above, the CMCI Advisory Committee will request extraordinary meetings with the CMCI Governance Committee in the event of actual or potential “market emergency” or “force majeure” events (as discussed below), or any other situations the CMCI Advisory Committee deems, in its own discretion, to require an extraordinary meeting. The purpose of such meetings will be to determine what, if any, changes to make to the CMCI Index.

UBS Bloomberg Constant Maturity Commodity Index (CMCI)

Market Emergency and Force Majeure

In some extraordinary circumstances, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem an event a “market emergency and force majeure” event. Such extraordinary circumstances include:

➢	the imposition of a currency control mechanism,

➢	the adoption or issuance of tax-related rules, regulations, orders or other actions,

➢	an announcement or other public action regarding scientific discoveries or events relating to the commodities markets,

➢	a governmental, regulatory or other public announcement that is reasonably likely to affect the commodity markets generally,

➢	any climate or weather related emergencies,

➢	a war,

➢	a terrorist event,

➢

any event other than those specifically identified herein, making the calculation of the CMCI Index impossible or infeasible either on a technical basis or otherwise, or that makes the CMCI Index non representative of market prices or undermines the realization of the objectives of the Index, and

➢	any event creating a situation of unfair advantage or disadvantage for any market participant, group of market participants or the CMCI Index Sponsors.

Whenever a “market emergency and force majeure” event has been identified, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can take any action it deems appropriate, including, but not limited to:

➢	the replacement of a daily component nearby price when there is a manifest error in the officially settled price or when a market abuse is likely to have taken place,

➢	the temporary or final revoking of the membership of a component in the CMCI Index,

➢	the immediate change of a CMCI Index parameter,

➢	the suspension of the calculation of the CMCI Index, a sub CMCI Index, a standard constant maturity series, or a currency series, or

➢	in general, any action necessary to preserve the reputation of the CMCI Index as a fair and tradable commodity benchmark.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for components involved in any of the CMCI Index maintenance procedures (rebalancing or re-weighting), the CMCI Index business day is deemed a “market disruption event day.” The components involved are not rolled or rebalanced on that day. For those contracts or components, the roll periods remain identical to the value they had on the CMCI Index business day immediately preceding the “market disruption event day” in such a way that the maintenance period is extended for as long as no settlement price is made available by the affected exchange. If, after a period of five standard business days, no settlement price has been made available by the exchange or trading platform, the CMCI Index Sponsors will determine, in good faith, taking into account the objectives of the CMCI Index and the interests of market participants, the one or more exchange settlement or official closing prices necessary for the maintenance of the component and the calculation of the CMCI Index.

UBS Bloomberg Constant Maturity Commodity Index (CMCI)

Adjustments for “FX Market Disruption Event Day”

In the event of a reference price source failing to publish a valid fixing rate for a referenced currency exchange rate, the CMCI Index business day is deemed an “FX market disruption event day.” If no fixing price has been made available by the affected price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the CMCI Index will be obtained by the CMCI Index Sponsors from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with the aim of maintaining and enhancing the CMCI Index as a tradable commodity investment benchmark. A commercially reasonable method would be, for example, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event that the rate source becomes permanently deficient, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, may characterize the event as a “force majeure” event and decide to replace it by a new source effective immediately thereafter.

CMCI Index information is available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Market Data”). For further information on CMCI, investors can go to http://www.ubs.com/cmci. Index values can also be found at http://www.ubs.com/keyinvest, choose “United States” and then click on the “Commodities” tab.

Excess Return vs. Total Return

The CMCI Index reflects the returns that are potentially available through an uncollateralized investment in the CMCI basket. The term “Excess Return” in the title of the CMCI Index is not intended to suggest that the performance of the CMCI Index at any time or the return on your Securities will be positive or that the CMCI Index is designed to exceed a particular benchmark.

Disclaimer

THE CMCI INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE CMCI INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSION OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE CMCI INDEX. THE CMCI INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OR FROM THE USE OF THE CMCI INDEX OR ANY DATA INCLUDED THEREIN OR FOR ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). UBS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CMCI INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW UBS DISCLAIMS ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH.

The Commodity Futures Markets

For descriptions of the commodity futures markets, see “Dow-Jones-UBS Commodity Index — The Commodity Futures Markets” on page IS-22.

Rogers International Commodity Index® Excess ReturnSM

The following is a description of the Rogers International Commodity Index® Excess ReturnSM (the “Rogers Index”), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources, (ii) the Rogers International Commodity Index Handbook (a document available publicly on the website of Beeland Interests, Inc. (“Beeland Interests”) at http://www.beelandinterests.com) and (iii) other non-public sources deemed by UBS to be reliable. Such information reflects the policies of, and is subject to change at any time by, James B. Rogers, Jr. (“Rogers”) and the Index Committee (as defined below). We accept responsibility as to the correct reproduction of such information, but no further or other responsibility (express or implied) is accepted by us in respect of such information. UBS has not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Rogers Index and Beeland Interests. Except as provided in the next sentence, none of Beeland Interests, the Index Committee, members of the Index Committee individually (except as described in the next sentence) and/or Rogers is involved in the offer of the Securities in any way and has no obligation to consider your interests as a holder of the Securities. However, UBS is also a member of the Index Committee and its affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market-making transactions in the Securities. Beeland Interests has no obligation to continue to publish the Rogers Index, and may discontinue publication of the Rogers Index at any time in its sole discretion.

Overview

The Rogers Index was developed by Rogers and launched on July 31, 1998. The Rogers Index is a composite U.S. dollar-based, total returns index that is designed to serve as a diversified benchmark for the price movements of commodities consumed in the global economy. The Rogers Index is composed of futures contracts on 37 physical commodities traded on thirteen exchanges in six countries and quoted in five different currencies. The commodities represented in the Rogers Index range from agricultural products to energy and metals products. The commodities futures contracts are quoted in U.S. dollars, Canadian dollars, Japanese yen and Australian dollars.

The Rogers Index aims to be an effective measure of the price action of raw materials not just in the United States but also around the world. The Rogers Index’s weightings attempt to balance consumption patterns worldwide (in developed and developing countries) and specific contract liquidity.

The Index Committee

The Rogers Index Committee (the “Index Committee”) formulates and enacts all business assessments and decisions regarding the calculation, composition and management of the Rogers Index. Rogers, as the founder of the Rogers Index, chairs the Index Committee. In addition to Rogers, representatives of the following institutions are members of the Index Committee: (1) ABN AMRO, (2) Beeland Management Company, (3) CQG, (4) Daiwa Asset Management, (5) Diapason Commodities Management S.A., (6) Merrill Lynch and (6) UBS AG. Exclusively Rogers, as chairman of the committee, is authorized to designate new members of the committee, if necessary.

The Index Committee usually meets each December to consider changes in the components and weightings of the Rogers Index for the following calendar year; however, such changes can be made at any time if severe circumstances (as defined below) occur.

Rogers Index Composition

The Process

The contracts chosen for the basket of commodities that constitute the Rogers Index are required to fulfill various conditions described below. Generally, the selection and weighting of the items in the Rogers Index are reviewed annually by the Index Committee, and weights for the next year are assigned every December.

Rogers International Commodity Index® Excess ReturnSM

The Rogers Index’s composition is modified in order to maintain liquidity and stability, and the composition of the Rogers Index generally will not be changed unless severe circumstances occur. Such “severe circumstances” may include (but are not restricted to):

➢	continuous adverse trading conditions for a single contract (e.g., trading volume collapses), or

➢	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

Exchanges and Non-Traded Items

All commodities included in the Rogers Index must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification. The 13 international exchanges recognized by the Index Committee are:

1. Chicago Mercantile Exchange (U.S.)	8. Sydney Futures Exchange (Australia)

2. Chicago Board of Trade (U.S.)	9. COMEX (U.S.)

3. ICE Futures US (U.S.)	10. The Tokyo Commodity Exchange (Japan)

4. NYMEX (U.S.)	11. Tokyo Grain Exchange (Japan)

5. ICE Futures Canada (Canada)	12. NYSE Liffe (E.U. – Paris Market)

6. ICE Futures Europe (U.K.)	13. Kansas City Board of Trade (U.S.)

7. London Metal Exchange (U.K.)

General Contract Eligibility

A commodity may be considered suitable for inclusion in the Rogers Index if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured by tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to become Rogers Index commodities. Commodities that are merely linked to national consumption patterns will not be considered. The Rogers Index is not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s top consumed commodities is actively monitored and analyzed by the members of the Index Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weightings of the Rogers Index. Sources on global commodity consumption data include:

➢	Industrial Commodity Statistics Yearbook, United Nations (New York, NY, United States)

➢	Commodity Trade Statistics Database, United Nations Statistic Division (New York, NY, United States)

➢	Copper Bulletin Yearbook, International Copper Study Group (Lisbon, Portugal)

➢	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, D.C., United States)

➢	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (Arlington, VA, United States)

➢	Monthly Bulletin, International Lead and Zinc Study Group (London, England)

Rogers International Commodity Index® Excess ReturnSM

➢	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London, England)

➢	Rubber Statistical Bulletin, International Rubber Study Group (London, England)

➢	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (Riyadh, Saudi Arabia)

➢	Sugar Yearbook, International Sugar Organization (ISO) (London, England)

➢	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome, Italy)

➢	World Commodity Forecasts, Economist Intelligence Unit (London, England)

➢	World Cotton Statistics, International Cotton Advisory Committee (Washington, D.C., United States)

➢	World Metals Statistics, World Bureau of Metal Statistics (London, England)

Contract Characteristics

In order to decide whether a specific commodity contract is actually investable, the Index Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the Futures Industry Association (Washington, D.C., United States). Additionally, individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the Rogers Index, taking legal considerations into account. Beyond liquidity, the Index Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Rogers Index Weightings

As of the date of this index supplement, the Rogers Index components have the initial weightings listed in the following chart (the “Initial Weightings”). The Initial Weightings may be amended from time to time, as described below.

Commodity	Allocation
Crude Oil	21.00%

Brent Oil	14.00%

Wheat (CBOT)	6.00%

Corn	4.75%

Cotton	4.20%

Aluminum	4.00%

Copper	4.00%

Soybeans	3.35%

Gold	3.00%

Natural Gas	3.00%

RBOB Gasoline	3.00%

Soybean Oil	2.00%

Coffee	2.00%

Rogers International Commodity Index® Excess ReturnSM

Commodity	Allocation
Lead	2.00%

Live Cattle	2.00%

Silver	2.00%

Sugar	2.00%

Zinc	2.00%

Heating Oil	1.80%

Platinum	1.80%

Gas Oil	1.20%

Cocoa	1.00%

Lean Hogs	1.00%

Lumber	1.00%

Nickel	1.00%

Rubber	1.00%

Tin	1.00%

Wheat (KCBT)	1.00%

Canola	0.75%

Soybean Meal	0.75%

Orange Juice	0.60%

Oats	0.50%

Rice	0.75%

Palladium	0.30%

Rapeseed	0.25%

Azuki Beans	0.15%

Greasy Wool	0.10%

Changes in Weights and/or Rogers Index Composition

The Index Committee reviews the selection and weighting of the futures contracts in the Rogers Index annually. Thus, weights are potentially reassigned during each month of December for the following year, if the Index Committee so determines in its sole discretion.

Monthly Rolling of Contracts

The Rogers Index utilizes a three-day roll period generally beginning on the day prior to the last business day of each month and ending on the first business day of each following month. Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate the Rogers Index, taking legal constraints into account. For example, on the close of the last business day of November, the January crude oil contract is replaced by the February crude oil contract. If the exchange on which one of the Rogers Index components is closed the last business day of the month, the roll of this specific contract takes place the next business day for that exchange.

Rogers International Commodity Index® Excess ReturnSM

Rebalancing of the Rogers Index Components

On the close of the last business day of each month, the current weight of each Rogers Index component is rebalanced in order to be set at its Initial Weighting. If the exchange on which one of the Rogers Index components is traded is closed on the last business day of the month, the reference price for the calculation of the weighting of this specific component is the closing price of the next business day. This rule is also valid if there is more than one component that cannot be traded on the last business day of the month.

Data Source

The Rogers Index calculation is based on the official commodity exchanges’ prices of the futures contracts used.

Market Disruption

If, for any reason, one of the Rogers Index components ceases to exist or its liquidity collapses to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the Index Committee, the Index Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weighting. For example, following a currency board on the Malaysian ringgit in 1998, the liquidity of the palm oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the Index Committee, calling an exceptional meeting, decided to replace the palm oil futures contract with the soybean oil contract that trades on the Chicago Board of Trade.

Reference Rates

The foreign exchange rates used to translate the value of the futures contracts denominated in a foreign currency into U.S. dollars are obtained from Bloomberg. This is the “close” value for each currency taken at 5:00 p.m. New York time.

Calculation of the Rogers Index

Beeland Interests is responsible for calculating the Rogers Index and disseminating quotes of the Rogers Index continuously from 8:30 a.m. to 8:30 p.m. Central European Time on the Rogers Index business days.

Excess Return vs. Total Return

The Rogers Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities composing the Rogers Index. The Rogers International Commodity Index® (Total Return), a “total return” index, reflects those returns as well as any interest that could be earned on cash collateral invested in 3-month treasury bills. The term “Excess Return” in the title of the Rogers Index is not intended to suggest that the performance of the Rogers Index at any time or the return on your Securities will be positive or that the Rogers Index is designed to exceed a particular benchmark.

License Agreement

The Securities are not sponsored, endorsed, sold or promoted by Beeland Interests or any of their respective subsidiaries or affiliates, and none of Beeland Interests or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such products.

Beeland Interests and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Rogers Index.

Neither Beeland Interests nor any of their respective affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Beeland

Rogers International Commodity Index® Excess ReturnSM

Interests or any of their respective subsidiaries or affiliates to UBS is the licensing of certain trademarks, trade names and service marks and of the Rogers International Commodity Index® Excess ReturnSM, which is determined, composed and calculated by the Index Committee without regard to UBS or the Securities. Neither Beeland Interests or the Index Committee has any obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Rogers International Commodity Index® Excess ReturnSM. None of Beeland Interests or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Beeland Interests or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to Securities customers, in connection with the administration, marketing or trading of the Securities. Notwithstanding the foregoing, Beeland Interests and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by UBS, but which may be similar to and competitive with the Securities. In addition, Beeland Interests and their respective subsidiaries or affiliates may actively trade commodities, commodity indices and commodity futures (including the Rogers International Commodity Index® Excess ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Rogers International Commodity Index® Excess ReturnSM and the Securities.

This index supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Rogers International Commodity Index® Excess ReturnSM components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Rogers International Commodity Index® Excess ReturnSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Beeland Interests or any of their respective subsidiaries or affiliates. The information in the index supplement regarding the exchange-traded futures contracts on physical commodities which compose the Rogers International Commodity Index® Excess ReturnSM components has been derived solely from publicly available documents. None of Beeland Interests or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which compose the Rogers International Commodity Index® Excess ReturnSM in connection with the Securities. None of Beeland Interests or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which compose the Rogers International Commodity Index® Excess ReturnSM, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF BEELAND INTERESTS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX® EXCESS RETURNSM OR ANY DATA INCLUDED THEREIN AND NONE OF BEELAND INTERESTS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BEELAND INTERESTS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ROGERS INTERNATIONAL COMMODITY INDEX® EXCESS RETURNSM OR ANY DATA INCLUDED THEREIN. NONE OF BEELAND INTERESTS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ROGERS INTERNATIONAL COMMODITY INDEX® EXCESS RETURNSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The Commodity Futures Markets

For descriptions of the commodity futures markets, see “Dow Jones-AIG Commodity Index — The Commodity Futures Markets” on page IS-22.

Non-U.S. Indices

NYSE Arca Hong Kong 30 IndexSM

The NYSE Arca Hong Kong 30 IndexSM (the “HK Index”), a service mark of the HK Index Sponsor, is a capitalization-weighted stock index designed, developed, maintained and operated by NYSE Euronext or its affiliates (the “HK Index Sponsor”) that measures the market value performance (share price times the number of shares outstanding) of selected stocks listed on The Stock Exchange of Hong Kong Ltd. (the “SEHK”). The HK Index is reported by Bloomberg Financial Markets under the ticker symbol “HKX”. The HK Index currently is based on the capitalization of 30 stocks actively traded on the SEHK and is designed to represent a substantial segment of the Hong Kong stock market. The HK Index was established on June 25, 1993.

The HK Index is maintained by the HK Index Sponsor and will contain at least 30 stocks at all times. In addition, the stocks must meet certain listing and maintenance standards as discussed below. The HK Index Sponsor may change the composition of the HK Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement stock must also meet the stock listing and maintenance standards as discussed below. Further, the HK Index Sponsor may replace stocks in the event of certain corporate events, such as takeovers or mergers, that change the nature of the security. The HK Index Sponsor selects stocks comprising the HK Index on the basis of their market weight, trading liquidity and representation of the business industries reflected on the SEHK. The HK Index Sponsor requires that each stock be one issued by an entity with major business interests in Hong Kong, be listed for trading on the SEHK and have its primary trading market located in a country with which the HK Index Sponsor has an effective surveillance sharing agreement. The HK Index Sponsor will remove any stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. In order to ensure that the HK Index does not contain a large number of thinly capitalized, low-priced securities with small public floats and low trading volumes, the HK Index Sponsor has also established additional qualification criteria for the inclusion and maintenance of stocks, based on the following standards: all stocks selected for inclusion in the HK Index must have, and thereafter maintain, (1) an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000 (approximately U.S.$380,000,000); (2) an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50 (approximately U.S.$0.32); (3) an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three stocks may have an average daily trading volume, measured over the prior 6-month period, of less than 1,000,000 shares per day, but in no event less than 500,000 shares per day; and (4) a minimum “free float” value (total freely tradable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three stocks may have a free float value of less than U.S.$238,000,000 but in no event less than U.S.$150,000,000, measured over the same period.

The HK Index Sponsor reviews and applies the above qualification criteria relating to the stocks comprising the HK Index on a quarterly basis, conducted on the last business day in January, April, July and October. Any stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any stock failing this second review will be replaced by a “qualified” stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a New York business day, the replacement will be effective at the close of business on the first preceding New York business day. The HK Index Sponsor will notify its membership immediately after it determines to replace a stock.

The annual reports and prospectuses of the companies listed on the SEHK are available for investors’ inspection in the City Hall Library (a public library in Hong Kong, Central). A company whose stock is included in the HK Index is not required to be incorporated under the laws of Hong Kong.

The HK Index is a capitalization-weighted index. A company’s market capitalization is calculated by multiplying the number of shares outstanding by the company’s current share price (in Hong Kong dollars). The HK Index was established by the HK Index Sponsor on June 25, 1993, on which date the HK Index value was set at 350.00. The

NYSE Arca Hong Kong 30 IndexSM

daily calculation and public dissemination by the HK Index Sponsor of the HK Index value commenced on September 1, 1993. The data relating to the HK Index was back-calculated by the HK Index Sponsor from January 2, 1989 to August 31, 1993.

The HK Index is calculated by (i) aggregating the market capitalization of each stock comprising the HK Index and (ii) dividing such sum by an adjusted base market capitalization or divisor. On June 25, 1993, the market value of the Underlying Stocks was approximately H.K.$1,152,829,149,500 and the divisor used to calculate the HK Index was 3,293,797,570. The HK Index Sponsor selected that particular divisor number in order, among other things, to ensure that the HK Index was set at a general price level consistent with other well recognized stock market indices. The divisor is subject to periodic adjustments as set forth below. The HK Index is calculated once each day by the HK Index Sponsor based on the most recent official closing prices of each of the stocks comprising the HK Index reported by the SEHK. Pricing of the HK Index is disseminated before the opening of trading via the Consolidated Tape Authority Network-B and continuously during each New York business day. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the SEHK do not overlap with New York trading hours. Accordingly, updated price information will be unavailable.

In order to maintain continuity in the level of the HK Index in the event of certain changes due to nonmarket factors affecting the stocks comprising the HK Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the HK Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the HK Index and in order that the value of the HK Index immediately after such change will equal the level of the HK Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the stocks comprising the HK Index may significantly affect the behavior of the HK Index over time.

Unless otherwise stated, all information contained herein on the HK Index is derived from publicly available sources. Such information reflects the policies of the HK Index Sponsor as stated in such sources and such policies are subject to change by the HK Index Sponsor. The HK Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the HK Index at any time. We do not assume any responsibility for the accuracy or completeness of such information. Future performance of the HK Index may differ significantly from historical performance, either positively or negatively.

The Stock Exchange of Hong Kong Ltd (“SEHK”).

The SEHK is a wholly-owned subsidiary of Hong Kong Exchanges and Clearing Limited. Trading on the SEHK is fully electronic through an Automatic Order Matching and Execution System, which was introduced in November 1983. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at SEHK participants’ offices. Trading is conducted from 10:00 a.m. to 12:30pm and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the SEHK is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the SEHK currently will cease at 12:30 a.m. or 3:55 a.m., New York City time. Using the last reported closing prices of the stocks underlying the HK Index on the SEHK, the closing level of the HK Index on any such trading day generally will be calculated, published and disseminated by the HK Index Sponsor in the United States shortly before the opening of trading on the American Stock Exchange in New York on the same calendar day.

The SEHK has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the SEHK considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel

NYSE Arca Hong Kong 30 IndexSM

the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The SEHK may also do so where: (1) an issuer fails, in a manner which the SEHK considers material, to comply with the SEHK Listing Rules or its Listing Agreements; (2) the SEHK considers there are insufficient securities in the hands of the public; (3) the SEHK considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the SEHK considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the SEHK may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the SEHK, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the HK Index may be limited by suspension of trading of individual stocks which comprise the HK Index which may, in turn, adversely affect the value of the Securities.

License Agreement

The HK Index Sponsor is under no obligation to continue the calculation and dissemination of the HK Index and the method by which the HK Index is calculated and the name “NYSE Arca Hong Kong 30 IndexSM” may be changed at the discretion of the HK Index Sponsor. No inference should be drawn from the information contained in this index supplement that the HK Index Sponsor makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the HK Index to track general stock market performance. The HK Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the HK Index. The HK Index Sponsor is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Securities or in the determination or calculation of the equation by which the Securities are to be settled in cash. The HK Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Securities. The use of and reference to the HK Index in connection with the Securities have been consented to by the HK Index Sponsor.

The HK Index Sponsor disclaims all responsibility for any inaccuracies in the data on which the HK Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the HK Index.

EURO STOXX 50® Index

The EURO STOXX 50® Index (the “EURO STOXX 50 Index”) seeks to provide exposure to large capitalization equity securities in the Eurozone. The EURO STOXX 50 Index is maintained and published by STOXX Limited (the “EURO STOXX 50 Index Sponsor”). The EURO STOXX 50 Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50 Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) Index (the “EURO STOXX TMI”). The EURO STOXX 50 Index universe is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European counties.

For each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding STOXX TMI Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.

Any remaining stocks that are currently components of the EURO STOXX 50 Index are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the EURO STOXX 50 Index Sponsor’s Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the EURO STOXX 50 Index ranked between 41 and 60 are added as EURO STOXX 50 Index components. If the component number is still below 50, then the largest stocks on the selection list are added until the EURO STOXX 50 Index contains 50 stocks. The EURO STOXX 50 Index composition is reviewed annually in September and is subject to change.

The EURO STOXX 50 Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50 Index’s total free-float market capitalization. Weights are reviewed quarterly and are also subject to change in response to specific events affecting the EURO STOXX 50 Index component stocks, including initial public offerings, mergers and takeovers, spin-offs, de-listings and bankruptcy. The EURO STOXX 50 Index is calculated with the Laspeyres formula, which measures price changes against a fixed base quantity weight. The EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50 Index’s values across changes due to certain corporate actions.

The EURO STOXX 50 Index is denominated in Euros. The EURO STOXX 50 Index return will be calculated based on the closing levels of the EURO STOXX 50 Index, as reported by Bloomberg L.P. under ticker symbol “SX5E.”

We have derived all information regarding the EURO STOXX 50 Index contained in this index supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the EURO STOXX 50 Index Sponsor. The EURO STOXX 50 Index Sponsor owns the copyright and all other rights to the EURO STOXX 50 Index. The EURO STOXX 50 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX 50 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the EURO STOXX 50 Index is not an indication of future performance. Future performance of the EURO STOXX 50 Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with the EURO STOXX 50 Index Sponsor, which grants us a license in exchange for a fee to use the EURO STOXX 50 Index in connection with the issuance of certain securities, including the Securities.

“EURO STOXX 50®” is a service mark of the EURO STOXX 50 Index Sponsor. The EURO STOXX 50 Index Sponsor has no relationship to UBS, other than the licensing of the EURO STOXX 50 Index and its service marks for use in connection with the Securities.

EURO STOXX 50® Index

The EURO STOXX 50 Index Sponsor does not:

➢	Sponsor, endorse, sell or promote the Securities.

➢	Recommend that any person invest in the Securities or any other financial products.

➢	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.

➢	Have any responsibility or liability for the administration, management or marketing of the Securities.

➢	Consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the EURO STOXX 50 Index or have any obligation to do so.

The EURO STOXX 50 Index Sponsor will not have any liability in connection with the Securities. Specifically, the EURO STOXX 50 Index Sponsor does not make any warranty, express or implied, and the EURO STOXX 50 Index Sponsor disclaims any warranty about:

➢	the results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the EURO STOXX 50 Index and the data included in the EURO STOXX 50 Index;

➢	the accuracy or completeness of the EURO STOXX 50 Index or its data;

➢	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50 Index or its data;

➢	any errors, omissions or interruptions in the EURO STOXX 50 Index or its data; and

➢	any lost profits or indirect, punitive, special or consequential damages or losses, even if the EURO STOXX 50 Index Sponsor knows that they might occur.

The licensing relating to the use of the EURO STOXX 50 Index and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

FTSETM 100 Index

The FTSE 100 Index (the “FTSE 100 Index”) was developed with a base value of 1,000 as of January 3, 1984. The FTSE 100 Index is a market capitalization-weighted index and consists of the 100 most highly capitalized UK-domiciled companies traded on the SETS trading system of the London Stock Exchange (the “Exchange”). To qualify, companies must have a full listing on the Exchange with a Sterling or Euro denominated price on the Exchange’s SETS trading system, subject to eligibility screens. The FTSE Europe/Middle East/Africa Regional (“EMEA”) Committee meets quarterly, on the Wednesday after the first Friday in March, June, September and December, to review the constituents of the FTSE 100 Index.

A security will be inserted in the FTSE 100 Index at the periodic review if it rises to or above the 90th position when the eligible securities are ranked by market value. Consequently, a security will be deleted from the FTSE 100 Index at the periodic review if it falls to or below the 111th position. A constant number of constituents are maintained for the FTSE 100 Index. Where a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the FTSE 100 Index will be inserted to match the number of companies being deleted at the periodic review.

For the purposes of computing the FTSE 100 Index, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes are made quarterly after the close of business on the third Friday of March, June, September and December. However, if a corporate action is applied to a FTSE 100 Index constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action, and if accumulated changes in the number of shares in issue add up to 10% or more, or when an accumulated share change represents U.S.$2 billion of a company’s total market capitalization, such changes are implemented between quarters. A minimum of four days’ notice is given to users of the FTSE 100 Index. WM/Reuters Spot Rates are used to convert the market capitalization into U.S. dollars. The U.S.$2 billion threshold may be adjusted annually in December by the FTSE Policy Group, and such adjustment would be applied for the first time at the next review in March of the following year.

The FTSE 100 Index is calculated in real-time and published every 15 seconds during the FTSE 100 Index opening hours between 08.00 a.m and 04.30 p.m GMT using real time prices. The FTSE 100 Index Return is calculated based on the closing levels of the FTSE 100 Index on the Exchange, as reported by Bloomberg L.P. under ticker symbol “UKX.”

FTSETM 100 Index

The FTSE 100 Index is calculated using the free float index calculation methodology of FTSE. The FTSE 100 Index is calculated using the following formula:

i	=		1,2,3.............., n

n	=		The number of securities in the FTSE 100 Index.

P	=	Price	The latest trade price of the component security (or the price at the close of the FTSE 100 Index on the previous day)

e	=	Exchange Rate	The exchange rate required to convert the security’s home currency into the index’s base currency (if applicable).

s	=	Shares in Issue	The number of shares in issue used by FTSE for the security, as defined in the Ground Rules.

f	=	Free Float Factor	The factor to be applied to each security to allow amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100% free float. The free float factor for each security is published by FTSE.

d	=	Divisor	A figure that represents the total issued share capital of the FTSE 100 Index at the base date. The divisor can be adjusted to allow changes in the issued share capital of individual securities to be made without distorting the FTSE 100 Index.

Under this methodology, FTSE International Limited (“FTSE”, also the “FTSE 100 Index Sponsor”) excludes from free floating shares trade investments in a FTSE 100 Index constituent company by another FTSE 100 Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE 100 Index Constituent Stock is applied in bands, as follows:

Free float less than or equal to 15%	Ineligible for inclusion in the FTSE 100 Index, unless free float is also greater than 5% and the full capitalization is greater than U.S.$5 billion, in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

FTSETM 100 Index

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a constituent’s free float will only be changed if its actual free float moves to more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent new band. This 5 percentage points threshold does not apply if the change is greater than one band; therefore a movement of 10 percentage points for the bands between 20% and 50% and 25 percentage points for the bands between 50% and 100% will not be subject to the 5 percentage point threshold. The 15% limit will also not be subject to the 5 percentage point threshold.

Stocks must be sufficiently liquid to be traded. The following criteria will be used to ensure that illiquid securities are excluded:

Price.  The EMEA Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The EMEA Committee may exclude a security from the FTSE 100 Index should it consider that an ‘accurate and reliable’ price is not available.

Liquidity.  Each security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trade.

New issues.  New issues, must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 0.5% of their shares in issue, after the application of any free float restrictions, per month in each month.

We have derived all information regarding the FTSE 100 Index contained in this index supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the FTSE 100 Index Sponsor. The FTSE 100 Index Sponsor has copyright and all other rights to the FTSE 100 Index. The FTSE 100 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the FTSE 100 Index. We do not assume any responsibility for the accuracy or completeness of such information.

The London Stock Exchange

The Exchange, one of the world’s leading stock exchanges, organizes, operates and regulates key aspects of the United Kingdom’s capital market. All securities listed in the FTSE 100 Index must be listed on the Exchange. The Exchange is subject to the law of the United Kingdom, which stipulates the concept of self-regulation and compliance with international standards. The Exchange has two primary markets — the Main Market and the Alternative Investment Market, or AIM. More than 3000 firms worldwide trade as members of the Exchange.

License Agreement

We have entered into a non-exclusive license agreement with FTSE, which allows us and our affiliates, in exchange for a fee, to use the FTSE 100 Index in connection with the issuance of certain securities, including the Securities. We are not affiliated with FTSE; the only relationship between FTSE and us is the licensing of the use of the FTSE 100 Index and trademarks relating to the FTSE 100 Index. All rights to the FTSE 100 Index are owned by FTSE, the publisher of the FTSE 100 Index.

The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by FT and neither FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the FTSE 100 Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated by FTSE. However, neither FTSE nor the Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither FTSE nor the Exchange nor FT shall be under any obligation to advise any person of any error therein. “FTSETM”, “FTSE®”, “FT-SE®”, and “Footsie®” are trade marks of the Exchange and FT and are used by FTSE under license. “All-World”, “All-Share” and “All-Small” are trade marks of FTSE.

FTSE China 25 IndexTM

The FTSE China 25 IndexTM (the “China 25 Index”) is designed to represent the performance of the mainland Chinese market that is available to international investors. The China 25 Index is a real-time index consisting of 25 of the largest and most liquid Chinese stocks (each, a “China 25 Index Constituent Stock”) listed and trading on the Stock Exchange of Hong Kong Ltd. (SEHK). The shares comprised by the China 25 Index are classified as “H Shares” or “Red Chip Shares.” H Shares are the securities of companies incorporated in the People’s Republic of China and listed on the SEHK. They can only be traded by Chinese investors under the Qualified Domestic Institutional Investors scheme (QDII). There are no restrictions for international investors. Red Chip companies are incorporated outside of the PRC that trade on the SEHK. A Red Chip is a company that has at least 30 per cent of its shares in aggregate held directly or indirectly by mainland Chinese entities, and at least 50 per cent of their sales revenue or operating assets derived from mainland China. Individual constituent weights are capped at 10% to avoid over concentration in any one stock. The weights of all lower ranking constituents are increased correspondingly. The China 25 Index is published every 15 seconds between 10:00 a.m. and 4:15 p.m., Hong Kong time, using last trade prices. End of day data is as of 4:30 p.m. The China 25 Index is not calculated on Hong Kong public holidays.

The China 25 Index is calculated using the free float index calculation methodology of FTSE International Limited. The index is calculated using the following formula:

n = 1,2,3............., n

n	=	Number	The number of securities in the China 25 Index.

p	=	Price	The latest trade price of the component security (or the price at the close of the China 25 Index on the previous day)

e	=	Exchange Rate	The exchange rate required to convert the security’s home currency into the index’s base currency.

s	=	Shares in Issue	The number of shares in issue used by FTSE for the security, as defined in the Ground Rules.

f	=	Free Float Factor	The factor to be applied to each security to allow amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100% free float. The free float factor for each security is published by FTSE.

c	=	Capping Factor	The factor applied to each security to allow its weight within the China 25 Index to be capped, expressed as a number between 0 and 1 where 1 represents 100%, i.e., no cap. The capping factor is published by FTSE.

d	=	Divisor	A figure that represents the total issued share capital of the China 25 Index at the base date. The divisor can be adjusted to allow changes in the issued share capital of individual securities to be made without distorting the China 25 Index.

The China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.

Under this methodology, the FTSE Index Committee excludes from free floating shares trade investments in a China 25 Index constituent company by another China 25 Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings,

FTSE China 25 IndexTM

foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a China 25 Index Constituent Stock is applied in bands, as follows:

Free float less than or equal to 15%	Ineligible for inclusion in the China 25 Index, unless free float is also greater than 5% and the full capitalization is greater than U.S.$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a China 25 Index Constituent Stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage points threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

As of December 2005, the China 25 Index adopted a new classification system, the Industry Classification Benchmark (“ICB”). The ICB replaced the FTSE Global Classification System formerly used by the China 25 Index and covers over 65,000 securities worldwide. The new structure is a merger of FTSE Group and Dow Jones Indexes’ industry classification systems, creating a single, definitive structure for the market.

The China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the China 25 Index by the FTSE Index Committee. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

A company will be inserted into the China 25 Index at the periodic review if it rises to 15th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings). In determining the full market capitalisation of a company for this purpose, all share classes are included, while only the eligible share classes are included in the index weighting.

A company in the China 25 Index will be deleted at the periodic review if it falls to 36th position or below when the eligible companies are ranked by full market value (before the application of any investability weightings). In determining the full market capitalization of a company for this purpose, all share classes are included, while only the eligible share classes are included in the index weighting.

FTSE China 25 IndexTM

Stocks must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid stocks are excluded:

➢

Price. The FTSE Index Committee must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. The FTSE Index Committee may exclude a stock from the China 25 Index if it considers that an “accurate and reliable” price is not available. The China 25 Index uses the last trade prices from the SEHK, when available.

➢

Liquidity. Stocks in the China 25 Index will be reviewed annually for liquidity. Stocks that do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by the FTSE Xinhua Index Committee will not be eligible for inclusion in the China 25 Index. An existing constituent failing to trade at least 0.04% of its shares in issue, after the application of any free float restrictions, per month for more than eight of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

➢

New issues. New issues must have a minimum trading record of at least three months prior to the date of the review and turnover of a minimum of 0.05% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

For the purposes of computing the China 25 Index and to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1 on a cumulative basis. If a corporate action is applied to a constituent of the index which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Changes of shares in issue not arising from corporate actions, amounting to less than 10 of the number of shares in issue but more than 1 will be made quarterly after the close of business on the third Friday of March, June, September and December. If accumulated changes in the number of shares in issue add up to 10 or more, they are implemented between quarters. A minimum of four days’ notice will be given to users of the index.

The China 25 Index, like other indices of the China 25 Index Sponsor, is governed by an independent advisory committee (the “FTSE Index Committee”) that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the China 25 Index.

All information in this index supplement regarding the China 25 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE Index Limited or any of its affiliates (the “China 25 Index Sponsor”). FTSE Index Limited was established in 2000 as a joint venture between Xinhua Finance Network Limited and FTSE International Limited. The China 25 Index Sponsor owns the copyright and all other rights to the China 25 Index. The China 25 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the China 25 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the China 25 Index is not an indication of future performance. Future performance of the China 25 Index may differ significantly from historical performance, either positively or negatively.

The Stock Exchange of Hong Kong Ltd.

Trading on the SEHK is fully electronic through an Automatic Order Matching and Execution System, which was introduced in November 1983. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. Online real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the SEHK, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the SEHK is closed. Hong Kong time

FTSE China 25 IndexTM

is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the SEHK currently will cease at 3:00 a.m. or 4:00 a.m., New York City time. Therefore, the closing level of the China 25 Index will generally be available in the United States by the opening of business on that business day.

The SEHK has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the SEHK considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The SEHK may also do so where: (1) an issuer fails, in a manner which the SEHK considers material, to comply with the SEHK Listing Rules or its Listing Agreements; (2) the SEHK considers there are insufficient securities in the hands of the public; (3) the SEHK considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the SEHK considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the SEHK may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the SEHK, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the China 25 Index may be limited by suspension of trading of individual stocks which comprise the China 25 Index which may, in turn, adversely affect the value of the Securities.

License Agreement

We have entered into a non-exclusive license agreement with the China 25 Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the China 25 Index in connection with the issuance of certain securities, including the Securities. We are not affiliated with the China 25 Index Sponsor; the only relationship between the China 25 Index Sponsor and us is the licensing of the use of the China 25 Index and trademarks relating to the China 25 Index.

The Securities are not in any way sponsored, endorsed, sold or promoted by the China 25 Index Sponsor, FTSE International Limited (“FTSE”) or by the London Stock Exchange PLC (the “Exchange”) or by The Financial Times Limited (“FT”) and neither the China 25 Index Sponsor, FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the China 25 Index and/or the figure at which the China 25 Index stands at any particular time on any particular day or otherwise. The China 25 Index is compiled and calculated by or on behalf of the China 25 Index Sponsor. However, neither the China 25 Index Sponsor or FTSE or the Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the China 25 Index and neither the China 25 Index Sponsor, FTSE or the Exchange or FT shall be under any obligation to advise any person of any error therein.

“FTSETM” is a trade mark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. “ ” is a trade mark of FTSE International Limited. All marks are licensed for use by FTSE Index Limited.

Hang Seng China Enterprises Index

Hang Seng China Enterprises Index Composition and Maintenance

The Hang Seng China Enterprises Index the (“HSCE Index”) is compiled, published and managed by Hang Seng Indexes Company Limited (“HSIL”), a wholly-owned subsidiary of the Hang Seng Bank. The HSCE Index is a free float-adjusted market capitalization weighted index with a 10% cap on individual constituent weightings. Launched on August 8, 1994, the HSCE Index is comprised of H-shares, which are Hong Kong listed shares, of Chinese enterprises (“H-share companies”). The HSCE Index had a base value of 1,000 at launch, but was rebased as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001. The HSCE Index is reviewed quarterly. The number of constituents of the HSCE Index is fixed at 40.

A component stock is selected or removed from the HSCE Index quarterly based on the following selection criteria and process:

➢	Stocks should have been listed for at least one month, starting from the listing date to the review cut-off date (both dates inclusive), in order to be considered in the index review.

➢

The turnover velocity in each of the past 12 months is calculated by observing the quotient of the (i) median of daily traded shares in such calendar month and (ii) freefloat-adjusted issued shares at such calendar month end. In order to meet the turnover requirement, a stock should have (i) a velocity is a minimum of 0.1% for at least 10 out of the past 12 months, and (ii) for the latest three months, velocity is a minimum of 0.1% for all three months. For an existing constituent, only (a) needs to be fulfilled.

¡

For a stock with a trading history of less than 12 months, a stock is suspended during the last 12 months or a stock that has transferred from Growth Enterprise Market to the Main Board in the past 12 months before the data review cut off date the following requirements apply with respect to turnover velocity:

¡	If less than 6 months, the minimum velocity must be 0.1% for all trading months.

¡

If greater than or equal to 6 months, (i) it cannot have more than one month in which a stock has failed to obtain a velocity of at least 0.1% and (ii) for the latest three months, a stock needs to have attained 0.1% for all three months if it is not an existing constituent.

All individual H-share stocks are ranked in terms of Combined MV Score, calculated from MV rank and FFMV rank using the following formula, in which the top 40 stocks will be included in the index:

➢	0.5 MV Rank + 0.5 FFMV Rank = Combined MV Score

➢	rank of the Combined MV Score = Combined MV Rank

➢	in case two constituents have the same Combined MV Score, a higher rank will be assigned to the stock with the higher MV Rank where the “MV” of an individual stock refers to the average of month-end H-share MVs for the past 12 months (“12-month-average MV”) of any review period and “FFMV” of an individual stock refers to the 12-month-average MV after freefloat adjustment.

The top 40 eligible H-share stocks with the highest Combined MV Rank will be selected as constituents of the HSCE Index subject to a buffer zone.

Hang Seng China Enterprises Index

Calculation Methodology

The HSCE Index is calculated using the following formula:

Current Index =	× Yesterday’s Closing Index

Where P t is the current price at day t, P t-1 is the closing price at day (t-1), IS is the issued H-shares, FAF is the free float adjusted factor, and CF is the Cap Factor. The FAF, which is adjusted every six months, represents the proportion of shares that are free floated as a percentage of the issued H-shares. The FAF is between 0 and 1 and is rounded up to the nearest multiple of 5% for index calculation. The CF is also adjusted every six months and is calculated so that no constituent stock has a weighting that exceeds 10%.

We have derived all information contained in this index description regarding the HSCE Index, including, without limitation, its composition, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of HSIL, and is subject to change at the discretion of HSIL. We make no representation or warranty as to the accuracy or completeness of such information. HSIL is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Hang Seng China Enterprises Index at any time. We do not assume any responsibility for the accuracy or computeness of such information. Historical performance of the HSCE Index is not an indication of future performance. Future performance of the HSCE Index may differ significantly from historical performance, either positively or negatively.

License Agreement

UBS has entered into a non-exclusive license agreement with HSIL, the HSCE Index sponsor, providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the HSCE Index, in connection with securities, including the Securities. The index is complied and published by HSIL.

The Hang Seng Chinese Enterprises Index (the “Index”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by UBS AG in connection with certain debt securities and warrants that UBS AG from time to time may offer and sell (the “Product”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF ANY OF THE INDEX(ES) AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO ANY OF THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of any of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO ANY OF THE INDEX (ES) BY UBS AG IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF ANY OF THE INDEX(ES); OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF ANY OF THE INDEX(ES) WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE

Hang Seng China Enterprises Index

BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

KOSPI 200 Index

The Korea Composite Stock Price 200 Index (the “KOSPI 200 Index”) is a market capitalization based index and was developed as an underlying index for derivatives products (index futures and index options) traded on the KRX-Futures Market. The calculation of the value of the KOSPI 200 Index is based on the relative value of the aggregated current Market Value of the common stocks of 200 companies as of a particular time as compared to the aggregated average Market Value of the common stocks of 200 companies at the base date of January 3, 1990. The current Market Value of any common stock comprising the index is the product of the market price per share and the number of the then outstanding shares of such common stock. Korea Stock Exchange (“KSE”) chooses companies for inclusion in the KOSPI 200 Index with an aim of accurately representing overall market movement. KSE may from time to time, in its sole discretion, add companies to, or delete companies from, the KOSPI 200 Index to achieve the objectives stated above. The KOSPI 200 Index selects stocks of companies that belong to one of eight industry groups, whose market capitalization is at least 1% of the total market capitalization. The capitalization requirement ensures the high percentage of market capitalization of the stocks against the total. Stocks initially listed or relisted after May 1 of the year preceding the year of the periodic realignment review date, stocks designated as administrative issue as of the periodic realignment review date, stocks of securities investment companies, issues of liquidation sale and stocks deemed unsuitable are ineligible to become a constituent stock of the KOSPI 200 Index. The KOSPI 200 Index has been calculated and published since June 15, 1994.

Basic selection criteria are the average market capitalization obtained by dividing the aggregated value (attained by multiplying the closing price of the listed common shares by the number of listed common shares for one year from April of the year preceding the year to which the periodic realignment review date belongs), by 12, and the sum of daily trading value for the same period. In the case of a stock which has been reclassified under a different industry group, such stock is grouped with the newly classified industry group.

In practice, the calculation of the KOSPI 200 Index is computed by dividing the total current aggregated Market Value of the Constituent Stocks by the KOSPI 200 Base Market Value and then multiplying by the Base Index of 100.

First, the Constituent Stocks from non-manufacturing industries are chosen on the basis of rank order of average monthly market capitalization, while ensuring that the accumulated market capitalization of a stock is at least 70% of the total market capitalization of the same industry group. The number of stocks selected is considered as is the number of constituent stocks chosen from the same industry group. However, a stock is excluded if its ranking of annual trading value is below 85% of the same industry group, and a stock that satisfies the trading value requirement is chosen from among the stocks whose market capitalization is ranked next.

Second, the constituent stocks from the manufacturing industry are selected by rank order of market capitalization, while ensuring that annual trading value of stocks are ranked above 85% of the industry group. The number of the stocks selected from the manufacturing industry is the number obtained by subtracting the number of constituent stocks chosen from the non-manufacturing industry group from 200.

Notwithstanding the above criteria, a stock whose market capitalization is within the top 50 of its industry group may be included in the constituents. The Futures and Options Index Maintenance Committee (the “KOSPI Committee”) makes the decision while taking into account such factors as the percentage of market capitalization of the industry group to the total and the liquidity of such stock.

To ensure that the KOSPI 200 Index accurately represents the overall market movement, its constituent stocks are realigned as the need arises. There are two types of realignments: periodic realignment and special realignment. Periodic realignment takes place regularly once a year, on the trading day following the day which is the last trading day of June contracts of both the index futures and index options. Special realignment takes place at the time when a stock has to be excluded from the constituents as a result of, for instance, delisting, designation as administrative issue or a merger.

The method of periodic realignment is similar to the method used for selection of Constituent Stocks. However, to maintain constancy of the KOSPI 200 Index, a replacement stock must both satisfy the criteria for selection of

KOSPI 200 Index

Constituent Stocks, and its ranking of market capitalization should be within 90% of total market capitalization of the constituents of the same industry group. However, even if an existing Constituent Stock does not satisfy the criteria for selection of Constituent Stocks, such stock remains a constituent as long as its ranking of market capitalization is within 110% of the market capitalization of the constituents. In the case of a stock with a market capitalization ranking that has reached 90% of the total market capitalization of the constituents of the same industry group, such stock is excluded unless there is an existing Constituent Stock whose ranking falls below 110% of the constituents.

Special realignment is carried out by choosing a stock from a replacement list prepared beforehand in a priority order by industry group. In the event that the replacement list includes no stock for a specific industry, a stock is chosen from the manufacturing industry group.

In order to maintain the consistency of the KOSPI 200 Index, the Market Value and KOSPI 200 Base Market Value can be readjusted. Readjustment includes changing the KOSPI 200 Base Market Value when there is an event, such as a distribution of rights or dividends, that affects the stock price, in order to equalize the stock price index on the day before the event and the stock price index on the day of the event. The following formula is used:

Current Market Value on the day before the change	=	Current Market Value on the day before the change	+	Amount of Change in the Value

Old Market Value		New KOSPI 200 Base Market Value

Current Market Value increases or decreases when there is a rights offering a new listing, a delisting or merger. Therefore, to maintain consistency, the KOSPI 200 Base Market Value is adjusted when there is a change in current Market Value, using the following formula:

New KOSPI 200 Base Market Value	=	Old Market Value	x	Current Market Value on the day before the change	+	Amount of change in the current Market Value

Current Market Value on the day before the change

The KOSPI Committee is charged with reviewing matters relating to calculation and management of the KOSPI 200 Index. The KOSPI Committee is composed of 10 members who are chosen as representatives of institutional investors and securities related institutions, legal and accounting professions, and professors and researchers. The KOSPI Committee is responsible for matters relating to the calculation method of the KOSPI 200 Index; matters relating to selection and realignment of KOSPI 200 Constituent Stocks; matters relating to establishment, amendment and abolishment of the criteria for selection of KOSPI 200 Constituent Stocks; and any other matters that are requested by the chief executive officer of the KRX – Stock Market.

The Korea KRX - Stock Market Exchange

The KRX - Stock Market’s predecessor, the Daehan Stock Exchange, was established in 1956. The KRX - Stock Market is a typical order-driven market, where buy and sell orders compete for best prices. The KRX - Stock Market seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KRX - Stock Market uses electronic trading procedures, from order placement to trade confirmation. The KRX - Stock Market is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KRX - Stock Market conducts pre-hours and after-hours sessions for block trading and basket trading.

KOSPI 200 Index

The KRX - Stock Market introduced the random end system to prevent the price distortion caused by deceptive quotations and to enhance the market transparency and identification of fair market prices. The random end system is a system that delays the determination of the opening or closing price when the opening or closing price deviates substantially from the expected price published immediately before the single price auction. The random end system is also applied to the off-hours single price auction. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55 – 9:00 a.m. (or 2:55 – 3:00 p.m.), deviates from the provisional opening (or closing) price by five percent or more, the KRX - Stock Market delays the determination of the opening (or closing) price of the stock up to five minutes and the price is determined randomly within that five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KRX - Stock Market makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10 – 9:00 a.m. (or 2:50 – 3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis. The KRX - Stock Market tightened the condition for applying the random end system on October 30, 2006. That is, the random end system is not applied unless the provisional opening (closing) price rises or falls more than 1% from the most recent market price.

The KRX - Stock Market sets a limit on the range that the price of individual stocks can change during a day. In addition, when the price and/or trading activities of a stock are expected to show an abnormal movement in response to an unidentified rumor or news, or when an abnormal movement is observed in the market, the KRX - Stock Market may halt the trading of the stock. In such cases, the KRX - Stock Market requests the company concerned to make a disclosure regarding the matter. Once the company makes an official announcement regarding the matter, trading can resume within an hour; however, if the KRX - Stock Market deems that the situation was not fully resolved by the disclosure, trading resumption may be delayed.

The KRX - Stock Market introduced circuit breakers in December 1998. The trading in the equity markets is halted for 20 minutes when the KOSPI 200 Index falls by 10 percent or more from the previous day’s closing and the situation lasts for one minute or longer. The trading resumes 20 minutes after the circuit breakers take effect. The first price shall be formed as a single price for 10 minutes from the resumption and then a periodic call auction method shall be applied.

As a result of the foregoing, variations in the KOSPI 200 Index may be limited by suspension of trading of the KOSPI 200 Index constituent stocks, individually or in the aggregate, which may in turn adversely affect the value of the Securities.

All information in this index supplement regarding the KOSPI 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by the KRX - Stock Market KRX, which was launched in January 2005 by consolidating the three domestic markets: the Stock Market Division, the KOSDAQ Market Division and the Futures Market Division. The KRX - Stock Market owns the copyright and all other rights to the KOSPI 200 Index. The KRX - Stock Market has no obligation to continue to publish, and may discontinue publication of, the KOSPI 200 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the KOSPI 200 Index is not an indication of future performance, which may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with the KOSPI 200 Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the KOSPI 200 Index in connection with the issuance of certain securities, including the Securities. We are not affiliated with the KOSPI 200 Index Sponsor; the only relationship between the KOSPI 200 Index Sponsor and us is the licensing of the use of the KOSPI 200 Index and trademarks relating to the KOSPI 200 Index.

The Securities are not sponsored, endorsed, sold or promoted by Korea Stock Exchange (KSE). KSE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public

KOSPI 200 Index

regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the KOSPI 200 Index to track general stock market performance. KSE’s only relationship to UBS is the licensing of certain trademarks and trade names of KSE and of the KOSPI 200 Index, which is determined, composed and calculated by KSE without regard to UBS or the Securities. KSE has no obligation to take our needs or the needs of owners of the Securities into consideration in determining, composing or calculating the KOSPI 200 Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

KSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI2 INDEX OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“KOSPI” is a trade mark / service mark of KSE and has been licensed for use by UBS.

MSCI Indices

We may offer a Security linked to one or more indices that are part of the “MSCI Global Investable Market Indices” sponsored by MSCI Inc. (“MSCI”), including the MSCI-EAFE® Index (Europe, Asia, Australia and the Far East, the “MSCI-EAFE Index”), and the MSCI Emerging Markets IndexSM (the “MSCI-EM index” and, together with the MSCI-EAFE Index, the “MSCI Indices”).

We have derived all information regarding the MSCI Indices contained in this index supplement, including, without limitation, the make-up, method of calculation and changes in the components of each such MSCI Index, from publicly available information. Such information reflects the policies of, and is subject to change by MSCI. We do not assume any responsibility for the accuracy or completeness of such information. MSCI has no obligation to continue to publish any such index, and may discontinue publication of the any MSCI Index. Historical performance of the MSCI Indices is not an indication of future performance. Future performance of the MSCI Indices may differ significantly from historical performance, either positively or negatively.

Each MSCI Index is constructed and maintained in the manner described below.

MSCI-EAFE® Index

The MSCI-EAFE Index is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, Asia, Australia and the Far East, excluding the United States and Canada. The MSCI-EAFE Index includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets. The MSCI EAFE Index was developed with a base value of 100 as of December 31, 1969.

MSCI® Emerging Markets IndexSM

We have derived all information regarding the MSCI-EM Index contained in this index supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by MSCI. We do not assume any responsibility for the accuracy or completeness of such information. MSCI has no obligation to continue to publish the MSCI-EM Index, and may discontinue publication of the MSCI-EM Index.

The MSCI-EM Index is a free float-adjusted market capitalization index designed to measure equity market performance in the global emerging markets.

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process which involves:

➢	Defining the Equity Universe.

➢	Determining the market investable Equity Universes.

➢	Defining market capitalization size segments for each market.

➢	Applying index continuity rules for the Standard Indices.

➢	Creating style indices within each size segment.

➢	Classifying the universe of securities under the Global Industry Classification Standard.

Defining the Equity Universe

The Equity Universe is defined by identifying eligible equity securities and classifying these eligible equity securities into the appropriate country.

MSCI Indices

The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (REITs) in some countries and certain income trusts in Canada are also eligible for inclusion. Each company and its securities (i.e., share classes) is classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. Generally, a market is equivalent to a single country. The Global Investable Equity Universe is the aggregation of all Market Investable Equity Universes.

The investability screens used to determine the Investible Equity Universe are as follows:

➢	Equity Universe Size Requirement is applied at the company level. To be included in the Market Investible Equity Universe, a company must satisfy a minimum full market capitalization requirement.

➢

Equity Universe Minimum Float-Adjusted Market Capitalization Requirement is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

➢

Minimum Liquidity Requirement is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. A minimum liquidity level of 20% of 3-month Annualized Traded Value Ratio (“ATVR”) and 90% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an Emerging Market. In addition, securities with stock prices above USD 10,000 fail the liquidity screening unless it is already a constituent of the MSCI Global Investable Market Indices.

➢

Global Minimum Foreign Inclusion Factor Requirement is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

➢

Minimum Length of Trading Requirement is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

MSCI Indices

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

➢	Investable Market Index (Large + Mid + Small)

➢	Standard Index (Large + Mid)

➢	Large Cap Index

➢	Mid Cap Index

➢	Small Cap Index

The Investable Market Index, the Standard Index and the Large Cap Index are created first, while the Mid Cap Index is derived as the difference between the Standard Index and the Large Cap Index and the Small Cap Index is derived as the difference between the Investable Market Index and the Standard Index.

In order to create size segments that can be meaningfully aggregated into composites, the individual Market Size Segments are balanced according to the following two objectives:

➢

Achieving Global Size Integrity by ensuring that, within a given size segment of a composite index, only companies of comparable and relevant sizes are included across all markets. This can be measured by looking at a size segment cutoff relative to a free float-adjusted market capitalization coverage target based on the Global Investable Equity Universe.

➢

Achieving Consistent Market Coverage by ensuring that each market’s size segment is represented in its proportional weight in the composite universe. This can be measured by looking at a size segment cutoff relative to a consistent and comparable target size segment coverage within each market.

It is not possible to achieve both of these objectives consistently and simultaneously across all markets. Therefore, to balance these objectives, the methodology sets a minimum size cutoff for each size segment in each market using:

➢	A size range for all markets derived from a free float-adjusted target market capitalization of the Global Investable Equity Universe, together with

➢

A target free float-adjusted coverage range set within each individual Market Investable Equity Universe. The intersection of these ranges specifies a Size and Coverage Target Area. This is done for each of the three size segment indices, namely the Investable Market Index, the Standard Index, and the Large Cap Indices.

Applying Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules applied by MSCI, a minimum number of five constituents will be maintained for a Developed Market Standard Index and a minimum number of three constituents will be maintained for an Emerging Market Standard Index. The application of this requirement involves the following steps.

➢

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market.

➢

At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

MSCI Indices

When the Index Continuity Rule is in effect, the Market Size-Segment Cutoff is set at 0.5 times the Global Minimum Size Reference for the Standard Index rather than the full market capitalization of the smallest company in that market’s Standard Index.

Creating Style Indices Within Each Size Segment

All securities in the investable Equity Universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying the Universe of Securities Under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., the Global Industry Classification Standard (“GICS”).

The GICS entails four levels of classification: (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

The GICS guidelines used to determine the appropriate industry classification are as follows:

➢	A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company’s revenues.

➢

A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company’s revenues and earnings.

➢	Where the above guidelines cannot be applied, or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

Creating Size Segment Indices

Generally, MSCI will determine the market size-segment cutoffs for each segment and assign companies to the various size segments.

Maintaining the MSCI Global Investable Market Indices

Index maintenance involves:

➢	Semi-Annual Index Reviews in May and November of the Size Segment and Global Value and Growth Indices which include:

➢	Updating the indices on the basis of a fully refreshed Equity Universe.

➢	Taking buffer rules into consideration for migration of securities across size and style segments.

➢	Updating Foreign Inclusion Factors (“FIFs”) and Number of Shares (“NOS”).

➢	Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

➢	Including significant new eligible securities (such as IPOs which were not eligible for earlier inclusion) in the index.

➢	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the semi-annual index reviews.

MSCI Indices

➢	Reflecting the impact of significant market events on FIFs and updating NOS.

➢

Ongoing event-related changes. Changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Semi-Annual Index Reviews in May and November

The objective of the semi-annual index reviews is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A semi-annual index review involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

During each semi-annual index review, the Equity Universe is updated and the Global Minimum Size Range is recalculated for each size segment. Then, the following index maintenance activities are undertaken for each market:

➢	Updating the Market Investable Equity Universe.

➢	Reassessing the Segment Number of Companies and the Market Size-Segment Cutoffs.

➢	Assigning companies to the size segments taking into account buffer zones.

➢	Assessing conformity with Final Size-Segment Investability Requirements.

Quarterly Index Reviews in February and August

Quarterly index reviews are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next semi-annual index review. Quarterly index reviews may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the semi-annual index reviews. The style classification is reviewed only for companies that are reassigned to a different size segment.

Ongoing Event-Related Changes

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event.

These events can affect many aspects of an index and its constituents, including inclusion or deletion of companies outside of the Index Reviews, weight changes due to changes in foreign ownership limits, foreign inclusion factors, number of shares, etc., and changes in size, style and/or industry classification.

Announcement Policy

The results of the semi-annual index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the quarterly index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI Global Investable Market Indices.

MSCI Indices

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for US securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

Early inclusions of large IPOs in the MSCI Standard Index Series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing.

Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

License Agreement

MSCI and UBS have agreed to enter into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the MSCI Indices in connection with securities, including the Securities. The MSCI Indices are owned and published by MSCI.

The Securities are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or the ability of the MSCI Indices to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Indices, which is determined, composed and calculated by MSCI without regard to the Securities or UBS. MSCI has no obligation to take the needs of UBS or the owners of this security into consideration in determining, composing or calculating the MSCI Indices. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of this security or in the determination or calculation of the equation by which the Securities are redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Securities in connection with the administration, marketing or trading of the Securities.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY

MSCI Indices

EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Securities, or any other person or entity, should use or refer to MSCI’s trade name, trade mark or service mark rights to the designations “Morgan Stanley Capital International® ,” “MSCI® ,” “Morgan Stanley Capital International Perspective® ,” to sponsor, endorse, market or promote the Securities without first contacting MSCI to determined whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

Nikkei® 225 Index

The Nikkei® 225 Index (the “Nikkei Index”) is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.) (including its affiliates, the “Nikkei Index Sponsor”) that measures the composite price performance of selected Japanese stocks. The Nikkei Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”), and represents a broad cross-section of Japanese industry. All stocks included in the Nikkei Index trade on the TSE in Japanese yen. All 225 Nikkei Index stocks are listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Nikkei Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

The Nikkei Index is a modified, price-weighted index. Each stock’s weight in the Nikkei Index is based on its price per share rather than the total market capitalization of the issuer. The Nikkei Index Sponsor calculates the Nikkei Index by multiplying the per-share price of each stock in the Nikkei Index by the corresponding weighting factor for such stock, calculating the sum of all these products and dividing that sum by a divisor. The weighting factor for each stock in the Nikkei Index is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each such stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Nikkei Index stock that are included in one trading unit of the Nikkei Index. The stock prices used in the calculation of the Nikkei Index are those reported by a primary market for the stocks in the Nikkei Index, which is currently the TSE. The level of the Nikkei Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei Index in the event of certain changes affecting the stocks included in the Nikkei Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Nikkei Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any stock in the Nikkei Index, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei Index immediately after the change, will equal the level of the Nikkei Index immediately prior to the change.

Stocks included in the Nikkei Index may be deleted or added by the Nikkei Index Sponsor. However, to maintain continuity in the Nikkei Index, the policy of the Nikkei Index Sponsor is generally not to alter the composition of the Nikkei Index stocks except when a stock is deleted in accordance with the following criteria.

Any stock in the Nikkei Index becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Index: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the stock to the “Kanri Post” (Post for stocks under supervision); transfer of the stock to the “Seiri Post” (the Liquidation Post); or transfer of the stock to the Second Section of the TSE. In addition, any stock in the Nikkei Index with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a stock from the Nikkei Index, the Nikkei Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted stock. Until such replacement, the Nikkei Index will be calculated with the remaining stocks included in the Nikkei Index less the deleted stocks.

A list of the issuers of the stocks included in the Nikkei Index is available from the NKS Economic Electronic Databank System and the Nikkei Index Sponsor directly. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei Index.

Nikkei® 225 Index

We have derived all information regarding the Nikkei Index contained in this index supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Nikkei Index Sponsor. The Nikkei Index Sponsor owns the copyright and all other rights to the Nikkei Index. The Nikkei Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Nikkei Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Nikkei Index is not an indication of future performance. Future performance of the Nikkei Index may differ significantly from historical performance, either positively or negatively.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Due to time zone differences, on any normal trading day, the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei Index on any particular business day will generally be available in the United States by the opening of business on that business day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special offer quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei Index may be limited by price limitations, special quotes or by suspension of trading on stocks in the Nikkei Index, and these limitations may, in turn, adversely affect the value of the Securities.

License Agreement

We have entered into a non-exclusive license agreement with the Nikkei Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Nikkei Index in connection with the issuance of certain securities, including the Securities. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is the licensing of the use of the Nikkei Index and trademarks relating to the Nikkei Index.

The Nikkei Index Sponsor is under no obligation to continue the calculation and dissemination of the Nikkei Index. The Securities are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor. No inference should be drawn from the information contained in this index supplement that the Nikkei Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Securities or any member of the public regarding the advisability of investing in securities generally, or in the Securities in particular, or the ability of the Nikkei Index to track general stock market performance.

The Nikkei Index Sponsor determines, composes and calculates the Nikkei Index without regard to the Securities. The Nikkei Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Securities in determining, composing or calculating the Nikkei Index. The Nikkei Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Securities payable at maturity. The Nikkei Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Securities.

The Nikkei Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei Index or the manner in which the Nikkei Index is applied in determining any initial Nikkei Index Starting Level or Nikkei Index Ending Level or any amount payable upon maturity of the Securities.

Nikkei® 225 Index

THE NIKKEI INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI INDEX OR ANY DATA INCLUDED IN THE NIKKEI INDEX. THE NIKKEI INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

“Nikkei®” is a trademark of the Nikkei Index Sponsor and has been licensed for use by UBS. The ROS are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor, and the Nikkei Index Sponsor makes no representation regarding the advisability of investing in the Securities.

S&P/ASX 200® Index

The S&P/ASX 200® Index (the “S&P/ASX 200 Index”) was introduced in April 2000 and is maintained by the S&P Australian Index Committee (the “ASX Committee”), a team of five representatives from both S&P (as defined below) and the Australian Securities Exchange.

The S&P/ASX 200 Index is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee. The S&P/ASX 200 Index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size.

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (“GICS”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index.

The ASX Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the S&P/ASX 200 Index is determined by the free float assigned to each stock by the ASX Committee. Each index constituent’s free float is reviewed as part of the March quarterly review.

Only stocks listed on the Australian Stock Exchange (the “ASX”) are considered for inclusion in the S&P/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the S&P/ASX 200 Index. Stocks must not necessarily comply strictly with these guidelines in order to maintain confirmed index membership. The ASX Committee seeks to minimize unnecessary charges in index composition. Each stock considered for removal from the S&P/ASX 200 Index is evaluated on a case-by-case basis.

The S&P/ASX 200 Index has a base value of 3000. Calculation for the S&P/ASX 200 Index is based on stock prices taken from the ASX. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

You may find information about the S&P/ASX 200® Index on the S&P website at www.standardandpoors.com.

We have derived all information regarding the S&P/ASX 200 Index contained in this index supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the ASX Committee. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the S&P/ASX Index is not an indication of future performance. Future performance of the S&P/ASX Index may differ significantly from historical performance, either positively or negatively.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, in exchange for a fee, of the right to use the S&P/ASX 200 Index, in connection with securities, including the Securities. The S&P/ASX 200 Index is owned and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).

The license agreement between S&P and UBS provides that the following language must be set forth in this index supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P or the ASX. S&P and the ASX make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the

S&P/ASX 200® Index

public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and the S&P/ASX 200 Index which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE S&P/ASX 200 INDEX FROM SOURCES THAT S&P CONSIDERS RELIABLE, BUT S&P ACCEPTS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR, ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND ASX DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS SECTION TO BE VOID.

“Standard & Poor’s®” and “S&P®” are trademarks of The McGraw-Hill Companies and “ASX”, “All Ords”, “All Ordinaries”, “All Ordinaries Index”, “All Ordinaries Price Index”, “All Ord Share Price Index” and “All Ordinaries Accumulation Index” are trademarks of ASX Operations Pty Limited. The foregoing marks have been licensed for use by UBS.

Swiss Market Index (SMI)®

The Swiss Market Index (SMI)® (the “SMI Index”) was introduced on June 30, 1988 at a baseline value of 1500 points and is maintained by the SIX Swiss Exchange (the “SMI Index Sponsor”). Its composition is examined once a year.

The SMI Index contains approximately 85% of the entire free float market capitalization of the Swiss equity market and is made up of 20 of the largest and most liquid stocks from the SPI (as described below). The SMI Index is primarily available as a non-dividend-corrected index (price index), but is also published under the designation SMIC® (SMI® cum dividend) as a performance index. Your Securities will be linked to the SMI Index, not the SMIC® index.

The basic universe for admission to the SMI Index is the Swiss Performance Index (“SPI”). In order to be admitted and remain in the SPI universe a given security must meet a minimum free float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Stocks, which are not admitted to the SPI universe on free float grounds, are admitted if the minimum free float rate of 20% has been met continuously over a period of three months.

In order to limit fluctuations in the index basket, the selection list features a tolerance zone which inhibits securities’ addition to and exclusion from the SMI Index. All securities in the SPI stock universe are ranked annually based on a combination of market capitalization and the percentage of sales at the market value of each individual security. A security is admitted to the SMI Index if it ranks 18 or better in the annual rankings. A security newly ranked 19 or 20 is admitted only if a security that was already included in the SMI Index meets the exclusion criteria directly (i.e., ranks in position 23 or lower) and no security that either meets the admission criteria directly (i.e., ranks in position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the SMI Index if it ranked 23 or lower in the annual rankings. A security that was already included in the SMI Index which newly ranks 21 or 22 is excluded only if a security that was not already included in the SMI Index meets the admission criteria directly (i.e., ranks in position 18 or higher) and no security that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

The SMI Index Return will be calculated based on the closing levels of the SMI Index, as reported by Bloomberg L.P. under ticker symbol “SMI.” Calculation takes place in real-time: as soon as a new transaction occurs in a security contained in the SMI Index, an updated index level is calculated and displayed.

We have derived all information regarding the SMI Index contained in this index supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by the SMI Index Sponsor. The SMI Index Sponsor owns the copyright and all other rights to the SMI Index. The SMI Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the SMI Index. We do not assume any responsibility for the accuracy or completeness of such information.

SIX Swiss Exchange

The SMI Index Sponsor is a central link in the value chain of the Swiss financial marketplace. It organizes, operates and regulates key aspects of Switzerland’s capital market. The SMI Index Sponsor is subject to Swiss law (the Federal Act on Stock Exchanges and Securities Trading, SESTA), which stipulates the concept of self-regulation and compliance with international standards. The SMI Index Sponsor is supervised by the Swiss Federal Banking Commission.

The SMI Index Sponsor trading subdivisions encompass shares, domestic bonds, international bonds (formerly referred to as Eurobonds), exchange-traded funds and investment funds.

Trading on the SIX Swiss Exchange is denominated in Swiss francs. The shares traded on the SMI Index Sponsor are mainly held in the Swiss-based accounts of domestic and international investors.

Swiss Market Index (SMI)®

In the event of extraordinary situations, such as the large price fluctuations, decisions or information which are to be published shortly and which could have a significant influence on the market price (price-sensitive information), or other situations likely to hamper fair and orderly trading, the SMI Index Sponsor may take all the measures which it deems necessary to maintain fair and orderly trading as far as possible. In addition, the SMI Index Sponsor may engage in trading interventions which it considers necessary, in particular by delaying the opening of trading in a security, interrupting or suspending continuous trading in a security, or delisting a security. The SMI Index Sponsor informs participants if any measures are taken.

License Agreement

We have entered into a non-exclusive license agreement with the SMI Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the SMI Index in connection with the issuance of certain securities, including the Securities. We are not affiliated with the SMI Index Sponsor; the only relationship between the SMI Index Sponsor and us is the licensing of the use of the SMI Index and trademarks relating to the SMI Index.

The SMI Index Sponsor is under no obligation to continue the calculation and dissemination of the SMI Index. The Securities are not sponsored, endorsed, sold or promoted by the SMI Index. No inference should be drawn from the information contained in this index supplement that the SMI Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Securities or any member of the public regarding the advisability of investing in securities generally, or in the Securities in particular, or the ability of the SMI Index to track general stock market performance.

The SMI Index Sponsor determines, composes and calculates the SMI Index without regard to the Securities. The SMI Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Securities in determining, composing or calculating the SMI Index. The SMI Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Securities payable at maturity. The SMI Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Securities.

The SMI Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SMI Index or the manner in which the SMI Index is applied in determining any initial SMI Index Starting Level or SMI Index Ending Level or any amount payable upon maturity of the Securities.

THESE SECURITIES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE SIX SWISS EXCHANGE AND THE SIX SWISS EXCHANGE MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE SMI INDEX (THE ‘INDEX’) AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE INDEX IS COMPILED AND CALCULATED SOLELY BY THE SIX SWISS EXCHANGE. HOWEVER, THE SIX SWISS EXCHANGE SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND THE SIX SWISS EXCHANGE SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

SMI® is a registered trademark of the SIX Swiss Exchange.

Structured Product Characterization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal repayment features, if any, that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These structured products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

➢	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These structured products are generally designed for investors with high risk tolerances.

Classification of structured products into categories is not intended to guarantee particular results or performance.